Exhibit 10.1

Execution Version

$1,750,000,000

CREDIT AGREEMENT

Dated as of November 20, 2014

among

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

as the Borrower,

The Designated Borrowers from Time to Time Parties Hereto,

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent,

The Other Lenders Party Hereto,

CREDIT SUISSE AG and

BARCLAYS BANK PLC,

as Syndication Agents,

and

CITIBANK N.A.,

LLOYDS BANK PLC,

STANDARD CHARTERED BANK,

TD BANK, N.A.,

BNP PARIBAS and

ROYAL BANK OF CANADA,

as Documentation Agents

J.P. MORGAN SECURITIES LLC,

CREDIT SUISSE SECURITIES (USA) LLC and

BARCLAYS BANK PLC,

As Joint Lead Arrangers and Joint Bookrunners

- i -

TABLE OF CONTENTS

(continued)

4.02	Conditions to all Borrowings after the Closing Date	49

4.03	Conditions to Initial Borrowings by each Designated Borrower	50

ARTICLE V. REPRESENTATIONS AND WARRANTIES		51

5.01	Existence, Qualification and Power	51

5.02	Authorization; No Contravention	51

5.03	Governmental Authorization; Other Consents	51

5.04	Binding Effect	51

5.05	Financial Statements; No Material Adverse Effect	51

5.06	Litigation	52

5.07	Taxes	52

5.08	ERISA Compliance	52

5.09	Margin Regulations; Investment Company Act	52

5.10	Anti-Corruption Laws and Sanctions	52

ARTICLE VI. AFFIRMATIVE COVENANTS		53

6.01	Financial Statements	53

6.02	Certificates; Other Information	53

6.03	Notices	54

6.04	Payment of Taxes	54

6.05	Preservation of Existence, Etc	54

6.06	Maintenance of Property	55

6.07	Maintenance of Insurance	55

6.08	Compliance with Laws	55

6.09	Books and Records	55

6.10	Use of Proceeds	55

6.11	Ownership of Designated Borrowers	55

6.12	Inspection Rights	55

ARTICLE VII. NEGATIVE COVENANTS		56

7.01	Liens	56

7.02	Fundamental Changes; Acquisitions	58

7.03	Accounting Changes	59

7.04	Subsidiary Indebtedness	59

7.05	Transactions with Affiliates	59

7.06	Financial Covenant	60

ARTICLE VIII. EVENTS OF DEFAULT AND REMEDIES		60

8.01	Events of Default	60

8.02	Remedies Upon Event of Default	61

8.03	Application of Funds	62

ARTICLE IX. ADMINISTRATIVE AGENT		62

9.01	Appointment and Authority	62

9.02	Rights as a Lender	63

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TABLE OF CONTENTS

(continued)

9.03	Exculpatory Provisions	63

9.04	Reliance by Administrative Agent	63

9.05	Delegation of Duties	64

9.06	Resignation of Administrative Agent	64

9.07	Non-Reliance on Administrative Agent and Other Lenders	64

9.08	No Other Duties, Etc.	65

ARTICLE X. GUARANTY		65

10.01	Guarantee	65

10.02	No Subrogation	65

10.03	Amendments, etc. with respect to the Obligations of each Designated Borrower	66

10.04	Guarantee Absolute and Unconditional	66

10.05	Reinstatement	67

10.06	Payments	67

10.07	Independent Obligations	67

ARTICLE XI. MISCELLANEOUS		67

11.01	Amendments, Etc.	67

11.02	Notices; Effectiveness; Electronic Communication	69

11.03	No Waiver; Cumulative Remedies	70

11.04	Expenses; Indemnity; Damage Waiver	71

11.05	Payments Set Aside	72

11.06	Successors and Assigns	73

11.07	Treatment of Certain Information; Confidentiality	76

11.08	Right of Setoff	77

11.09	Interest Rate Limitation	77

11.10	Counterparts; Integration; Effectiveness	78

11.11	Survival	78

11.12	Severability	78

11.13	Replacement of Lenders	78

11.14	Governing Law; Jurisdiction; Etc	79

11.15	Waiver of Jury Trial	79

11.16	No Advisory or Fiduciary Responsibility	80

11.17	USA PATRIOT Act Notice	81

11.18	Termination of Joinder Agreements	81

- iii -

SCHEDULES

2.01	Commitments and Applicable Percentages
2.15	Existing Letters of Credit
7.01	Existing Liens
7.04	Existing Indebtedness
11.02	Administrative Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	U.S. Tax Compliance Certificate
F	Joinder Agreement

- iv -

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of November 20, 2014, among COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION, a Delaware corporation (the “Borrower”), the Designated Borrowers from time to time parties hereto, each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The Borrower has requested that the Lenders provide a term loan facility and a revolving credit facility, and the Lenders are willing to do so on the terms and conditions set forth herein.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I.

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“ABR” means for any day a fluctuating rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.5% and (c) the Eurocurrency Rate (provided that if the Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this definition) appearing as of such day (or, if such day is not a Business Day, as of the immediately preceding Business Day) on the relevant Bloomberg Financial Markets Service page in respect of a proposed Eurocurrency Rate Loan denominated in U.S. Dollars with a one-month Interest Period plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Eurocurrency Rate, respectively.

“ABR Loan” means a Loan that bears interest based on the ABR. Each Swingline Loan shall be an ABR Loan.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of the Borrower).

“Actual Knowledge” means, with respect to any information or event, that a Responsible Officer of the Borrower has actual knowledge of such information or event.

“Additional Commitment Lender” has the meaning specified in Section 2.17(d).

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 11.02, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Parties” has the meaning specified in Section 11.02(c).

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreed Currencies” means (a) U.S. Dollars, (b) Euro, (c) Pounds Sterling, (d) Swiss Francs, (e) Canadian Dollars, (f) Yen and (g) each other lawful currency that is readily available and freely transferable and convertible into Dollars that is reasonably acceptable to the Administrative Agent and, in the case of a Letter of Credit, the applicable Issuing Bank.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules and regulations of any jurisdiction applicable to the Borrower or its Affiliates from time to time concerning or relating to bribery, money laundering or corruption.

“Applicable Jurisdiction” has the meaning specified in Section 11.04(a).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Aggregate Commitments represented by such Lender’s Commitment at such time; provided that in the case of Section 2.16 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the commitment of each Lender to make Loans has been terminated pursuant to Section 8.02 or if the Aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Applicable Margin” means, for any day, if at any time the Borrower has received Index Debt Ratings from each of S&P and Moody’s, with respect to any ABR Loan or Eurocurrency Rate Loan of any Class, or with respect to the Commitment Fees payable hereunder, as the case may be, shall be the applicable rate per annum set forth below under the caption “Applicable Margin (Eurocurrency Rate)”, “ABR Rate” or “Commitment Fee Rate”, as the case may be, based upon the Index Debt Rating by S&P and/or Moody’s, respectively, applicable on such date:

Applicable Margin if Borrower has an Index Debt Rating:

Index Debt Rating	Applicable Margin (Eurocurrency Rate)	ABR Rate	Commitment Fee Rate
Ratings Level I

Index Debt Ratings of at least A+ by S&P/A1 by Moody’s	0.75%	0.00%	0.06%

Ratings Level II

Index Debt Ratings of at least A by S&P/A2 by Moody’s and not Ratings Level I	0.875%	0.00%	0.075%

Ratings Level III

Index Debt Ratings of at least A- by S&P/A3 by Moody’s and not Ratings Level I or II	1.00%	0.00%	0.10%

Ratings Level IV

Index Debt Ratings below Ratings Level III	1.125%	0.00%	0.125%

For purposes of the foregoing, (i) in the event that Index Debt Ratings are provided by Moody’s and S&P and such ratings shall fall within the same Ratings Level, the Applicable Margin shall be based upon such Ratings Level, (ii) in the event that Index Debt Ratings are provided by Moody’s and S&P and such ratings shall fall within different Ratings Levels, the Applicable Margin shall be based on the Ratings Level of the higher of the two ratings unless one of the two ratings is two or more Ratings Levels lower than the other, in which case the Applicable Margin shall be based on the Ratings Level immediately below the Ratings Level of the higher of the two ratings; (iii) in the event that an Index Debt Rating is provided only by one of Moody’s and S&P, the Applicable Margin shall be based on the Ratings Level of such rating; (iv) if at any time the Borrower does not have an Index Debt Rating from any of S&P and Moody’s, the Applicable Margin shall be pursuant to the pricing grid below; and (v) if the Index Debt Rating established by a rating agency shall be changed (other than as a result of a change in the rating system of such rating agency), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 6.02 or otherwise.

Applicable Margin if Borrower does not have an Index Debt Rating:

Level	Applicable Margin (Eurocurrency Rate)	ABR Rate	Commitment Fee Rate
Level I

Debt to Total Shareholders’ Equity Ratio of less than or equal to 10.0%	0.875%	0.00%	0.075%

Level II

Debt to Total Shareholders’ Equity Ratio greater than 10.0%	1.00%	0.00%	0.10%

Each change in the Applicable Margin shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any of the rating agencies shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Barclays Bank PLC.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.06(b)), and accepted by the Administrative Agent (and the Borrower, in the case that the Borrower’s consent is required hereunder), in substantially the form of Exhibit D or any other form approved by the Administrative Agent and the Borrower.

“Attributable Indebtedness” means, on any date, in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Audited Financial Statements” means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2013, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year of the Borrower and its Subsidiaries, including the notes thereto.

“Availability Period” means the period from and including the Closing Date to the earliest of (a) the Maturity Date, (b) the date of termination of the Aggregate Commitments pursuant to Section 2.04, and (c) the date of termination of the commitment of each Lender to make Loans pursuant to Section 8.02.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means materials and/or information made available to the Lenders by the Administrative Agent or provided by or on behalf of the Borrower under this Agreement.

“Borrowing” means a borrowing consisting of (a) the Term Loans made by each of the Lenders pursuant to Section 2.01, (b) simultaneous Revolving Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period, made by each of the Lenders pursuant to Section 2.01 or (c) Swingline Loans.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, New York City, New York; provided that (a) if such day relates to any Eurocurrency Rate Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Agreed Currency in the London interbank market or (other than in respect of Borrowings denominated in U.S. Dollars or Euro) the principal financial center of such Agreed Currency, and (b) when used in connection with a Eurocurrency Rate Loan denominated in Euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euro.

“Canadian Dollars” means the lawful currency of Canada.

“CDOR Rate” means for any Loans in Canadian Dollars, the CDOR Screen Rate or the applicable Reference Bank Rate.

“CDOR Rate Loan” means a Loan that bears interest at a rate based on the CDOR Screen Rate.

“CDOR Screen Rate” means, with respect to any Interest Period, the average rate for bankers acceptances as administered by the Investment Industry Regulatory Organization of Canada (or any other Person that takes over the administration of that rate) with a tenor equal to such Interest Period, displayed on CDOR page of the Reuters screen (or, in the event such rate does not appear on such Reuters page, on any successor or substitute page on such screen or service that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion) as of the Specified Time on the Quotation Day for such Interest Period; provided that if the CDOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Change in Law” means the occurrence, after the date of this Agreement or, with respect to any Issuing Bank or Lender, such later date on which such Issuing Bank or Lender becomes a party to this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which: any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of 50% or more of the equity securities of the Borrower entitled to vote for members of the board of directors or equivalent governing body of the Borrower on a fully-diluted basis.

“Class” means (a) when used in reference to any Loan, refers to whether such Loan is a Term Loan, Revolving Loan or Swingline Loan and (b) when used in reference to any Commitment, refers to whether such Commitment is a Term Commitment or a Revolving Commitment.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 11.01.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time.

“Commitment Fee” has the meaning specified in Section 2.07(a).

“Commitments” means the Term Commitments and the Revolving Commitments.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Computation Date” has the meaning specified in Section 2.18.

“Consolidated Net Tangible Assets” means total assets (less depreciation and valuation reserves and other reserves and items deductible from gross book value of specific asset accounts of the Borrower and its Subsidiaries under GAAP) after deducting therefrom (1) all current liabilities and (2) all goodwill, trade names, trademarks, patents, unamortized debt discount, organization expenses and other like intangibles, all as set forth on the most recent balance sheet of the Borrower and its consolidated Subsidiaries and computed in accordance with GAAP.

“Contract Currency” has the meaning specified in Section 2.15(b).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Party” means the Administrative Agent, each Lender, each Issuing Bank or the Swingline Lender.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to Total Shareholders’ Equity Ratio” means, as of any date of determination, without duplication, the ratio of (a) principal amount of all Indebtedness of the Borrower and its Subsidiaries of (x) the type referred to in clause (a) of the definition of “Indebtedness” set forth herein (excluding any intercompany obligations) and (y) unreimbursed letters of credit, in each case, on such date, to (b) Total Shareholders’ Equity on such date.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means, with respect to the Obligations, an interest rate equal to (i) the ABR plus (ii) the Applicable Margin, if any, applicable to ABR Loans plus (iii) 2% per annum; provided, however, that with respect to a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after written request by a Credit Party, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance reasonably satisfactory to such Credit Party and the Administrative Agent or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Designated Borrower” means each Subsidiary of the Borrower that becomes a party hereto pursuant to Section 4.03, until such time as the Borrower notifies the Administrative Agent in writing that it wishes to terminate such Subsidiary’s designation as a Designated Borrower, so long as, on the effective date of such termination, all Obligations of such Designated Borrower hereunder shall have been paid in full.

“Designated Borrower Closing Date” means, with respect to each Designated Borrower, the date on which the conditions precedent set forth in Section 4.03 shall have been satisfied in respect of such Designated Borrower.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Lenders” means (i) such Persons that have been specified in writing to the Administrative Agent and the Lead Arrangers prior to November 20, 2014 as being “Disqualified Lenders”, (ii) those Persons who are competitors of the Borrower and its Subsidiaries that are separately identified in writing by the Borrower from time to time and (iii) any Person (other than any bona fide debt investment funds) that is readily identifiable from the name of such Person as an Affiliate of any of the foregoing; provided that no permitted supplement or modification to the list of Disqualified Lenders shall apply retroactively to disqualify any Persons that have previously acquired an assignment or participation in the Loans or Commitments.

“Documentation Agents” means Citibank N.A., Lloyds Bank plc, Standard Chartered Bank, TD Bank, N.A., BNP Paribas and Royal Bank of Canada.

“Dollar Amount” of any currency at any date means (a) if such currency is U.S. Dollars, the amount of such currency, or (b) if such currency is a Foreign Currency, the equivalent in such currency of U.S. Dollars, calculated on the basis of the Exchange Rate for such currency on or as of the most recent Computation Date provided for in Section 2.18.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.06(b) (subject to such consents, if any, as may be required under Section 11.06(b)(iii)).

“Equivalent Amount” of any currency with respect to any amount of U.S. Dollars at any date means the equivalent in such currency of such amount of U.S. Dollars, calculated on the basis of the Exchange Rate for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, for purposes of provisions relating to Section 412 of the Code, Section 414(m) or (o) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) the incurrence by the Borrower of any liability with respect to a complete or partial withdrawal (within the meanings of Sections 4203 and 4205 of ERISA, respectively) by the Borrower or any ERISA Affiliate from a Multiemployer Plan or the receipt by the Borrower of any notification that a Multiemployer Plan is in reorganization within the meaning of Section 4241 of ERISA; (d) the filing of a notice by the plan administrator of the intent to terminate, the treatment of a plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate under Section 4042 of ERISA, any Pension Plan or Multiemployer Plan; (e) the imposition of any Lien on the assets of the Borrower pursuant to Section 430(k) of the Code or Section 303 of ERISA; or (f) the institution of a proceeding by a fiduciary of any Pension Plan or Multiemployer Plan to enforce Section 515 or 4219(c)(5) of ERISA which is not dismissed within 30 days.

“Euro” means the single currency of the participating member states of the European Union.

“Eurocurrency Rate” means, with respect to any Eurocurrency Rate Loan (except for those denominated in Canadian Dollars), for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for such Agreed Currency for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBO Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided, further, that if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the Eurocurrency Rate shall be the Interpolated Rate; provided, further, that if the applicable LIBO Screen Rate shall not be available for such Interest Period for any reason and the Administrative Agent shall determine that it is not possible to determine the Interpolated Rate (which conclusion shall be conclusive and binding absent manifest error), then the applicable Reference Bank Rate shall be the Eurocurrency Rate for such Interest Period for such Eurocurrency Rate Loan (except for those denominated in Canadian Dollars); provided, further, that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. “Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which that LIBO Screen Rate is available for the applicable Agreed Currency) that is shorter than the Impacted Interest Period and (b) the LIBO Screen Rate for the shortest period (for which that LIBO Screen Rate is available for the applicable Agreed Currency) that exceeds the Impacted Interest Period, in each case, at such time, provided that if the Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate, or in the case of a Loan denominated in Canadian Dollars, the CDOR Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Rate” means, on any day, with respect to any Foreign Currency (except as pertains to Letters of Credit, which shall be governed pursuant to Section 2.15), the rate at which such Foreign Currency may be exchanged into U.S. Dollars, as set forth at approximately 11:00 a.m., Local Time, on such date on the relevant Bloomberg World Currency Page for such Foreign Currency (subject to delivery to the Borrower of a “screen shot” of such Bloomberg World Currency Page). In the event that such rate does not appear on any Bloomberg World Currency Page, the Exchange Rate with respect to such Foreign Currency shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent (subject to delivery to the Borrower of a “screen shot” of such other service) or, in the event no such service is selected, such Exchange Rate shall instead be calculated (subject to delivery to the Borrower of a notice setting forth the basis for such calculation) on the basis of the arithmetical average of the spot exchange rates of the Administrative Agent for such Foreign Currency on the London market at 11:00 a.m., London Time, on such date for the purchase of U.S. Dollars with such Foreign Currency, for delivery two Business Days later; provided, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate (subject to delivery to the Borrower of a notice setting forth the basis for such determination), and such determination shall be conclusive absent manifest error.

“Excluded Earnout” means any obligations of the Borrower or any Subsidiary to pay additional consideration in connection with any Acquisition, if such additional consideration is payable (i) in capital stock or other equity interests or (ii) in cash or in capital stock or other equity interests (at the option of the Borrower or such Subsidiary).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower or any Designated Borrower hereunder: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized, in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or (ii) imposed as a result of a present or former connection with the jurisdiction imposing such Taxes (other than a connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement or any other Loan Document); (b) in the case of an Administrative Agent or a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Administrative Agent or Lender pursuant to Laws in effect at the time (i) such Administrative Agent or Lender (other than an assignee pursuant to a request by the Borrower or any Designated Borrower under Section 11.13) becomes a party hereto or (ii) in the case of any Lender, such Lender designates a new Lending Office, except in each case to the extent that such Administrative Agent or Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower or any Designated Borrower with respect to such withholding Tax pursuant to Section 3.01(a); (c) in the case of a Lender who is an assignee (other than an assignee pursuant to a request by the Borrower or any Designated Borrower under Section 11.13) of a Loan made to a Designated Borrower, any withholding Tax that is imposed on amounts payable to or for the account of such Lender by such Designated Borrower pursuant to Laws in effect at the time such Lender becomes a party hereto, except to the extent that such Lender’s assignor was entitled at such time to receive additional amounts from such Designated Borrower with respect to such withholding Tax pursuant to Section 3.01(a); (d) any Taxes attributable to the Administrative Agent’s or a Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e) or Section 3.01(h); and (e) any Taxes imposed pursuant to FATCA.

“Existing Indebtedness” has the meaning specified in Section 7.04(b).

“Existing Letter of Credit” means each of the Letters of Credit set forth on Schedule 2.15.

“Existing Maturity Date” has the meaning specified in Section 2.17(a).

“FATCA” means sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any legislation, rules or practice adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of

1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided, that, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Currencies” means Agreed Currencies other than U.S. Dollars.

“Foreign Currency Payment Office” of the Administrative Agent or a Reference Bank shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent or such Reference Bank for such currency as specified from time to time by it, in the case of the Administrative Agent by notice to the Borrower, each Designated Borrower and each Lender.

“Foreign Lender” means, as to the Borrower or any Designated Borrower, any Lender that is a resident for applicable tax purposes in, or organized under the laws of, a jurisdiction other than that in which the Borrower or such Designated Borrower, as the case may be, is resident for applicable tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or contingent or inchoate indemnity obligations in effect on the Closing Date or entered into in connection with any Acquisition or Disposition (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Impacted Interest Period” has the meaning specified in the definition of “Eurocurrency Rate”.

“Increase Effective Date” has the meaning specified in Section 2.12(d).

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP: (a) all obligations of such Person for borrowed money and all obligations of such Person for borrowed money evidenced by bonds, debentures, notes, loan agreements or other similar instruments (for the avoidance of doubt, other than any obligations related to Swap Contracts, contingent obligations and other obligations covered elsewhere in this definition); (b) all direct or contingent obligations of such Person arising under letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net obligations of such Person under any Swap Contract; (d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and other than any Excluded Earnout); (e) indebtedness secured by a Lien on property owned by such Person, whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) Attributable Indebtedness in respect of capital leases; and (g) all Guarantees of such Person in respect of any of the foregoing. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower or a Designated Borrower hereunder or under any other Loan Document and (b) Other Taxes.

“Indemnitees” has the meaning specified in Section 11.04(b).

“Index Debt Rating” means, for Moody’s or S&P, its rating for senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or, if no such rating is available, (x) its public corporate family rating of the Borrower (in the case of Moody’s) or (y) its public corporate rating of the Borrower (in the case of S&P).

“Information” has the meaning specified in Section 11.07.

“Interest Payment Date” means, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan, and the Maturity Date; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any ABR Loan (other than a Swingline Loan), the last Business Day of each March, June, September and December and the Maturity Date; and (c) as to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower or the applicable Designated Borrower in its Loan Notice, or such other period that is twelve months or less requested by the Borrower or such Designated Borrower and agreed to by all Lenders; provided that: (a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and (c) no Interest Period shall extend beyond the Maturity Date.

“Interpolated Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of JPMorgan Chase Bank, N.A., Credit Suisse AG, Barclays Bank PLC, Royal Bank of Canada and any other Lender to be selected with such Lender’s consent from time to time by the Borrower in consultation with the Administrative Agent, each in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.15(i). An Issuing Bank may arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank acceptable to the Borrower, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each Issuing Bank hereunder shall only be obligated to issue Letters of Credit in an aggregate stated amount not to exceed the amount set forth opposite the name of such Issuing Bank on Schedule 2.01. Notwithstanding anything herein to the contrary, none of Credit Suisse AG, Barclays Bank PLC, Royal Bank of Canada or any of their respective branches or Affiliates shall be required to issue any commercial letters of credit hereunder.

“Joinder Agreement” means a joinder agreement entered into by a Designated Borrower in substantially the form of Exhibit F or any other form approved by the Administrative Agent and the Borrower.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower and the applicable Designated Borrowers at such time. The LC Exposure of any Lender at any time shall be its Revolving Percentage of the total LC Exposure at such time.

“Lender” has the meaning specified in the introductory paragraph hereto. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender and the Issuing Banks.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“LIBO Screen Rate” has the meaning specified in the definition of “Eurocurrency Rate”.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an extension of credit by a Lender to the Borrower or any Designated Borrower under Article II of this Agreement. For the avoidance of doubt, the Loans shall include the Term Loans, Revolving Loans and the Swingline Loans.

“Loan Documents” means this Agreement, any Notes and any Joinder Agreements that have not been terminated pursuant to Section 11.18.

“Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Loan Parties” means the Borrower and each of its Subsidiaries that is a party to a Loan Document.

“Local Time” means (a) in the case of a Loan, Borrowing or LC Disbursement denominated in U.S. Dollars, New York City time, and (b) in the case of a Loan, Borrowing or LC Disbursement denominated in a Foreign Currency, local time (it being understood that such local time shall mean London, England time unless otherwise notified by the Administrative Agent).

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the results of operations, business, properties, or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Borrower or any Designated Borrower to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Designated Borrower of any Loan Document to which it is a party.

“Maturity Date” means the later of (a) November 20, 2019 and (b) if maturity is extended pursuant to Section 2.17, such extended maturity date as determined pursuant to such Section; provided, however, that if such date is not a Business Day, the Maturity Date shall be the immediately preceding Business Day.

“Maximum Rate” has the meaning specified in Section 11.09.

“Moody’s” means Moody’s Investors Service, Inc. and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Non-Extending Lender” has the meaning specified in Section 2.17(b).

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“Notice Date” has the meaning specified in Section 2.17(b).

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower and/or the Designated Borrowers arising under any Loan Document or otherwise with respect to any Loan or reimbursement obligation of the Borrower and/or the Designated Borrowers in respect of a Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising (including, in the case of the Borrower, its obligations pursuant to the guarantee contained in Article X).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp, documentary or excise taxes or any other similar charges or levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document; provided that Other Taxes shall exclude any Taxes imposed with respect to an assignment (other than an assignee pursuant to a request by the Borrower or any Designated Borrower under Section 11.13) to the extent such Taxes are imposed as a result of a present or former connection between the assignor or assignee and the jurisdiction imposing such Taxes (other than a connection arising solely from the assignor or assignee having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction in accordance with the terms of this Agreement).

“Outstanding Amount” means, with respect to any Lender at any time, the sum of (a) the aggregate outstanding principal amount of Revolving Loans at such time after giving effect to any borrowings and prepayments or repayments of Revolving Loans plus (b) its LC Exposure at such time plus (c) its Swingline Exposure at such time.

“Participant” has the meaning specified in Section 11.06(d).

“Participant Register” has the meaning specified in Section 11.06(d).

“Patriot Act” has the meaning specified in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five years.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), other than a Multiemployer Plan, that is maintained or sponsored by the Borrower.

“Platform” means IntraLinks or another similar electronic system.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, N.A., as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Quotation Day” means, with respect to any Eurocurrency Rate Loan for any Interest Period, (i) if the currency is Pounds Sterling or Canadian Dollars, the first day of such Interest Period, (ii) if the currency is Euro, two Business Days before the first day of such Interest Period, (iii) for any other currency, two Business Days prior to the first day of such Interest period (unless, in each case, market practice differs in the relevant market where the Eurocurrency Rate for such currency is to be determined, in which case the Quotation Day will be determined by the Administrative Agent in accordance with market practice in such market (and if quotations would normally be given on more than one day, then the Quotation Day will be the last of those days)).

“Reference Banks” mean JPMorgan Chase Bank, N.A. and Credit Suisse AG.

“Reference Bank Rate” means the arithmetic mean of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks (as the case may be) as of the Specified Time on the Quotation Day for Loans in the applicable currency and the applicable Interest Period; provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Refunded Swingline Loans” has the meaning specified in Section 2.14(b).

“Register” has the meaning specified in Section 11.06(c).

“Registered Public Accounting Firm” has the meaning specified in the Securities Laws and shall be independent of the Borrower as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Relevant Anniversary Date” has the meaning specified in Section 2.17(a).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders having more than 50% of (a) until the Closing Date, the Aggregate Commitments and (b) thereafter, the sum of (i) the aggregate amount of the unused Revolving Commitments then in effect, (ii) the Total Outstandings at such time and (iii) the aggregate amount of Term Loans outstanding at such time; provided that the Commitment of, and the portion of the Total Outstandings and Term Loans outstanding at such time held or deemed to be held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, chief accounting officer, controller or executive vice president of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) and, solely for purposes of notices given pursuant to Article II, any other officer or employee of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) so designated by any of the foregoing officers in the corporate banking resolutions delivered as of the Closing Date pursuant to Section 4.01(a)(iii) (or, with respect to a Designated Borrower, as of the applicable Designated Borrower Closing Date pursuant to Section 4.03(c)) to the Administrative Agent, and as modified from time to time to specify other authorized officers or employees, provided that a certified copy of such modified resolutions is promptly delivered to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower) and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower (or, with respect to a Designated Borrower, of such Designated Borrower).

“Revolving Commitment” means, as to any Revolving Lender, the obligation of such Revolving Lender, if any, to make Revolving Loans and participate in Swingline Loans and Letters of Credit in an aggregate principal amount and/or face amount not to exceed the amount set forth under the heading “Revolving Commitment” opposite such Revolving Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender became a party hereto, as the same may be changed from time to time pursuant to the terms and conditions hereof. The aggregate principal amount of the Revolving Commitments on the Closing Date is $750,000,000.

“Revolving Lender” means each Lender that holds a Revolving Commitment or has a Revolving Loan.

“Revolving Loan” means any Loan made in respect of a Revolving Commitment.

“Revolving Percentage” means with respect to any Revolving Lender at any time, the percentage (carried out to the ninth decimal place) of the aggregate Revolving Commitments represented by such Revolving Lender’s Revolving Commitment at such time; provided that in the case of Section 2.16 when a Defaulting Lender shall exist, “Revolving Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Revolving Lender’s Revolving Commitment. If the commitment of each Lender to make Revolving Loans has been terminated pursuant to Section 8.02 or if the Revolving Commitments have expired, then the Revolving Percentage of each Revolving Lender shall be determined based on the Revolving Percentage of such Revolving Lender most recently in effect, giving effect to any subsequent assignments. The initial Revolving Percentage of each Revolving Lender is set forth opposite the name of such Revolving Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender becomes a party hereto, as applicable.

“S&P” means Standard & Poor’s Ratings Services and any affiliate thereof and any successor thereto that is a nationally-recognized rating agency.

“Sale Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of the Borrower of any property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person with the intention of taking back a lease of such property.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or by the United Nations Security Council, the European Union or any EU member state, (b) any Person located, operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons or (d) (any Person that is the subject/target of any Sanctions.

“Sanctions” mean economic or financial sanctions or trade embargoes imposed, restrictive measures enacted, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“SEC Reports” means the annual, regular, periodic and special reports that the Borrower has filed with the SEC under Section 13 or 15(d) of the Exchange Act.

“Securities Act” means the Securities Act of 1933.

“Securities Laws” means the Securities Act, the Exchange Act, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Significant Subsidiary” means, at any time, any Designated Borrower or any other Subsidiary that satisfies the criteria for a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof. Such determination shall be made in relationship to the Borrower and its Subsidiaries on a consolidated basis as of the end of the most recently completed fiscal year on an annual basis at the time that the annual financial statements for the Borrower and its Subsidiaries are delivered pursuant to Section 6.01(a).

“Specified Indebtedness” has the meaning specified in Section 8.01(e).

“Specified Representations” means the representations and warranties (in each case, solely as they relate to the Borrower) contained in Sections 5.01, 5.02(a), 5.02(b) (solely as it relates to any Law), 5.04, 5.05(b), 5.09, and 5.10.

“Specified Time” means (i) in relation to a Loan in Canadian Dollars, as of 11:00 a.m. Toronto, Ontario time; (ii) in relation to a Loan in any Agreed Currency other than Canadian Dollars, as of 11:00 a.m. London time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any similar master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Commitment” means the obligation of the Swingline Lender to make Swingline Loans pursuant to Section 2.13 in an aggregate principal amount at any one time outstanding not to exceed $200,000,000.

“Swingline Exposure” means, at any time, the sum of the aggregate amount of all outstanding Swingline Loans at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Revolving Percentage of the total Swingline Exposure at such time related to Swingline Loans other than any Swingline Loans made by such Lender in its capacity as a Swingline Lender and (b) if such Lender shall be a Swingline Lender, the principal amount of all Swingline Loans made by such Lender outstanding at such time (to the extent that the other Revolving Lenders shall not have funded their participations in such Swingline Loans).

“Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.13.

“Swingline Participation Amount” has the meaning specified in Section 2.14(c).

“Swiss Francs” means the lawful currency of Switzerland.

“Syndication Agents” means Credit Suisse AG and Barclays Bank PLC.

“Tango Acquisition” means the acquisition by the Borrower of Tango US Parent, Inc., a Delaware corporation, and Tango US Midco, LLC, a Delaware limited liability company.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in Euro.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 2.01. The aggregate principal amount of the Term Commitments on the Closing Date is $1,000,000,000.

“Term Lender” means each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan” has the meaning specified in Section 2.01.

“Term Percentage” means, as to any Term Lender at any time, the percentage which such Lender’s Term Commitment then constitutes of the aggregate Term Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Term Loans then outstanding constitutes of the aggregate principal amount of the Term Loans then outstanding).

“Threshold Amount” means $200,000,000.

“Total Outstandings” means the aggregate Outstanding Amount of each Lender.

“Total Shareholders’ Equity” means, as of any date of determination, the total common and preferred shareholders’ equity of the Borrower as of such date, as determined on a consolidated basis in accordance with GAAP.

“Type” means, with respect to a Loan, its character as an ABR Loan or a Eurocurrency Rate Loan.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding such Pension Plan.

“United States” and “U.S.” mean the United States of America.

“U.S. Dollar” and “$” mean lawful money of the United States.

“wholly owned” means, with respect to a Subsidiary of a Person, a Subsidiary of such Person all of the outstanding equity interests of which (other than (x) director’s qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable Law) are owned by such Person and/or by one or more wholly owned Subsidiaries of such Person.

“Withholding Agent” means the Borrower, any Designated Borrower and the Administrative Agent.

“Yen” means the lawful currency of Japan.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be exclusive. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein).

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Consolidation of Variable Interest Entities. All references herein to consolidated financial statements of the Borrower and its Subsidiaries or to the determination of any amount for the Borrower and its Subsidiaries on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the Borrower is required to consolidate pursuant to FASB Interpretation No. 46 (revised December 2003) Consolidation of Variable Interest Entities as if such variable interest entity were a Subsidiary as defined herein.

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

ARTICLE II.

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 Commitments.

(a) Subject to the terms and conditions hereof, each Term Lender severally agrees to make a term loan (a “Term Loan”) in U.S. Dollars to the Borrower on the Closing Date in an amount not to exceed the amount of the Term Commitment of such Lender.

(b) Subject to the terms and conditions hereof, each Revolving Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) in Agreed Currencies to the Borrower or a Designated Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the amount of such Lender’s Revolving Commitment; provided, however, that after giving effect to any Borrowing, (x) the Dollar Amount of the aggregate Outstanding Amounts of the Revolving Lenders shall not exceed the total Revolving Commitments, and (y) the Dollar Amount of the Outstanding Amount with respect to the Revolving Loans of any Revolving Lender shall not exceed such Lender’s Revolving Commitment. Within the limits of each Lender’s Commitment, and subject to the other terms and conditions hereof, the Borrower or a Designated Borrower may borrow under this Section 2.01(b), prepay under Section 2.03, and reborrow under this Section 2.01(b). Loans may be ABR Loans or Eurocurrency Rate Loans, as further provided herein.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s or a Designated Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone in the case of Loans denominated in U.S. Dollars. Each such notice must be received by the Administrative Agent not later than 12:00 noon, Local Time, (i) three Business Days (or, in the case of any request for conversion made on or before the Closing Date, two Business Days) prior to the requested date of any Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars or of any conversion of Eurocurrency Rate Loans denominated in U.S. Dollars to ABR Loans, (ii) three Business Days prior to the requested date of any Borrowing or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency and (iii) on the requested date of any Borrowing of ABR Loans; provided, however, that if the Borrower or such Designated Borrower wishes to request Eurocurrency Rate Loans having an Interest Period other than one, two, three or six months in duration as provided in the definition of “Interest Period”, the applicable notice must be received by the Administrative Agent not later than 12:00 noon, Local Time, four Business Days prior to the requested date of such Borrowing, conversion or continuation, whereupon the Administrative Agent shall give prompt notice to the Lenders of the Class of Loans so requested of such request and determine whether the requested Interest Period is available to all of them. Not later than 12:00 noon, Local Time, three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower (which notice may be by telephone) whether or not the requested Interest Period has been consented to by all the Lenders of such Class. Each telephonic notice by the Borrower or a Designated Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Revolving Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower or such Designated Borrower. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments of a Class is less than $5,000,000, in multiples of $1,000,000. Each Borrowing or continuation of Eurocurrency Rate Loans denominated in a Foreign Currency shall be in a principal amount of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $5,000,000 or a whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000 or, if the remaining amount available under the Commitments of a Class is less than such minimum amount, in a whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000. Each Borrowing of or conversion to ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or if the remaining amount available under the Commitments of a Class is less than $5,000,000, in multiples of $1,000,000. Each Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower or the applicable Designated Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Class and Type of Loans to be borrowed or to which existing Loans are to be converted, (v) if applicable, the duration of the Interest Period and the Agreed Currency with respect thereto and (vi) whether the Loan is a Revolving Loan or a Term Loan. If the Borrower or the applicable Designated Borrower fails to specify a Type of Loan in a Loan Notice or if the Borrower or such Designated Borrower fails to give a timely notice requesting a conversion or continuation, then (i) in the case of a Borrowing denominated in U.S. Dollars, the applicable Loans shall be made as, or converted to, ABR Loans and (ii) in the case of a Borrowing denominated in a Foreign Currency, such Borrowing shall be made as a Eurocurrency Rate Loan in the same Agreed Currency with an Interest Period of one month. Any such automatic conversion to ABR Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower or a Designated Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each applicable Lender of the amount of its Term Percentage or Revolving Percentage, as applicable, of the applicable Loans, and if no timely notice of a conversion or continuation is provided by the Borrower or the applicable Designated Borrower, the Administrative Agent shall notify each applicable Lender of the details of any automatic conversion to ABR Loans described in the preceding subsection. In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s Office not later than 2:00 p.m., Local Time, on the Business Day specified in the applicable Revolving Loan Notice; provided that Swingline Loans shall be made as provided in Section 2.13. Upon satisfaction of the applicable conditions set forth in Section 4.02 or, if such Borrowing is the initial Borrowing, Section 4.01, the Administrative Agent shall make all funds so received available to the Borrower or the applicable Designated Borrower, as applicable, in like funds as received by the Administrative Agent either by (i) crediting the account of the Borrower or such Designated Borrower, as applicable, on the books of the Administrative Agent with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower or such Designated Borrower; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.15(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c) Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurocurrency Rate Loans without the consent of the Required Lenders.

(d) The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower, as applicable, and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. At any time that ABR Loans are outstanding, the Administrative Agent shall notify the Borrower or the applicable Designated Borrower, as applicable, and the Lenders of any change in the Prime Rate used in determining the ABR promptly following the public announcement of such change.

(e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than ten Interest Periods in effect with respect to Loans.

(f) This Section 2.02 shall not apply to Borrowings of Swingline Loans, which may not be converted or continued.

(g) Each Lender may, at its option, make any Loan available to any Designated Borrower that is not organized under the laws of the United States by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of such Designated Borrower to repay such Loan in accordance with the terms of this Agreement.

2.03 Prepayments. The Borrower or a Designated Borrower may, upon notice to the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender), at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Administrative Agent not later than 12:00 noon, New York City time, (A) three Business Days prior to any date of prepayment of Eurocurrency Rate

Loans and (B) on the date of prepayment of ABR Loans; (ii) any prepayment of Eurocurrency Rate Loans denominated in U.S. Dollars shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; (iii) any prepayment of Eurocurrency Rate Loans denominated in a Foreign Currency shall be in a principal amount of not less than the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $5,000,000 and in an whole multiple of the smallest amount of such Foreign Currency that has an Equivalent Amount in excess of $1,000,000; and (iv) any prepayment of ABR Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Type(s) of Loans to be prepaid and, if Eurocurrency Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Applicable Percentage of such prepayment. If such notice is given by the Borrower or a Designated Borrower, the Borrower or such Designated Borrower, as applicable, shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurocurrency Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each such prepayment shall be applied to the Loans of the Lenders in accordance with their respective Applicable Percentages.

2.04 Termination or Reduction of Commitments. The Borrower may, upon notice to the Administrative Agent, terminate the Aggregate Commitments of Revolving Lenders, or from time to time permanently reduce the Aggregate Commitments of Revolving Lenders; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon, New York City time, five Business Days prior to the date of termination or reduction, (ii) any such reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding, and (iii) the Borrower shall not terminate or reduce the Aggregate Commitments of Revolving Lenders if, after giving effect thereto and to any concurrent prepayments hereunder, the Dollar Amount of the Total Outstandings would exceed the Aggregate Commitments of Revolving Lenders. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Aggregate Commitments of Revolving Lenders. Any reduction of the Aggregate Commitments of Revolving Lenders shall be applied to the Commitment of each Lender according to its Applicable Percentage. All interest and fees accrued until the effective date of any termination of the Aggregate Commitments of Revolving Lenders shall be paid on the effective date of such termination. Each reduction of the Aggregate Commitments of Revolving Lenders shall be made ratably among the Classes in accordance with the percentage which the aggregate amount of Commitments of each Class then constitutes of the Aggregate Commitments of Revolving Lenders then in effect and modified by the Administrative Agent to account for rounding adjustments. Each reduction of the Aggregate Commitments of Revolving Lenders of any Class shall be made ratably among the Lenders within such Class in accordance with their respective Commitments in respect of such Class. For the avoidance of doubt, a notice of termination or reduction of the Aggregate Commitments of Revolving Lenders delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. The Term Commitments will terminate on the Closing Date.

2.05 Repayment of Loans.

(a) The Term Loan of each Term Lender shall mature in twenty (20) consecutive quarterly installments, each of which shall be in an amount equal to such Lender’s Term Percentage multiplied by the amount set forth below opposite such installment, and the Borrower shall make each such payment on the date set forth below:

Installment	Principal Amount
December 31, 2014	$12,500,000
March 31, 2015	$12,500,000
June 30, 2015	$12,500,000
September 30, 2015	$12,500,000
December 31, 2015	$12,500,000
March 31, 2016	$12,500,000
June 30, 2016	$12,500,000
September 30, 2016	$12,500,000
December 31, 2016	$18,750,000
March 31, 2017	$18,750,000
June 30, 2017	$18,750,000
September 30, 2017	$18,750,000
December 31, 2017	$25,000,000
March 31, 2018	$25,000,000
June 30, 2018	$25,000,000
September 30, 2018	$25,000,000
December 31, 2018	$25,000,000
March 31, 2019	$25,000,000
June 30, 2019	$25,000,000
September 30, 2019	$25,000,000

The balance of the Term Loans shall be repaid on the Maturity Date.

(b) Each of the Borrower and the Designated Borrowers shall repay to the Revolving Lenders on the Maturity Date the aggregate principal amount of Revolving Loans outstanding to it on such date.

(c) Each of the Borrower and the Designated Borrowers shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan in accordance with Section 2.13(b).

2.06 Interest.

(a) Subject to the provisions of subsection (b) below, (i) each Eurocurrency Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurocurrency Rate for such Interest Period plus the Applicable Margin; and (ii) each ABR Loan (including each Swingline Loan) shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the ABR plus the Applicable Margin.

(b) If any amount of principal of any Loan is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such past due amount shall thereafter bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(c) If any amount (other than principal of any Loan) payable by the Borrower or a Designated Borrower under any Loan Document is not paid when due (after giving effect to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such past due amount shall thereafter bear interest at a fluctuating interest rate per annum equal to the Default Rate to the fullest extent permitted by applicable Laws.

(d) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(e) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees.

(a) Commitment Fee. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Percentage, a commitment fee (the “Commitment Fee”) equal to the actual daily amount by which the aggregate Revolving Commitments exceed the Total Outstandings at the applicable rate per annum set forth in the definition of “Applicable Margin” under the caption “Commitment Fee Rate”, respectively, applicable on such date; provided that, in calculating the Total Outstandings for this purpose, the aggregate principal amount of Swingline Loans then outstanding shall be deemed to be zero. The Commitment Fee shall accrue at all times during the Availability Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and ending on the last day of the Availability Period. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.

(b) Letter of Credit Fees. The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender, a participation fee with respect to such Revolving Lender’s participations in Letters of Credit, which shall accrue at the same Applicable Margin used to determine the interest rate applicable to Eurocurrency Rate Loans on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) during the period from and including the Closing Date to but excluding the later of the date on which (x) such Revolving Lender’s Revolving Commitment terminates and (y) the date on which such Revolving Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the daily maximum amount then available to be drawn under such Letter of Credit (whether or not such maximum amount is then in effect under such Letter of Credit if such maximum amount increases periodically pursuant to the terms of such Letter of Credit) during the period from and including the Closing Date to but excluding the later of (A) the date of termination of the Revolving Commitments and (B) the date on which there ceases to be any LC Exposure in respect of such Issuing Bank, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable within 30 days after demand, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 30 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) Other Fees.

(i) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates as set forth in any fee agreements with the Administrative Agent and to perform any other obligations contained therein. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(ii) The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

(d) Fees Generally. All fees payable hereunder shall be paid on the dates due, in U.S. Dollars, in immediately available funds, to the Administrative Agent (or to an Issuing Bank, in the case of fees payable to it) for distribution, in the case of Commitment Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

2.08 Computation of Interest and Fees. All computations of interest for ABR Loans when the ABR is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day). All computations of interest for Borrowings denominated in Pounds Sterling shall be computed on the basis of a year of three hundred sixty-five (365) days, and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (including the first day but excluding the last day) (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is repaid, provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower, as applicable, and the relevant Lenders of the effective date and the amount of each such change in interest rate.

2.09 Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower or a Designated Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of any of the Borrower and the Designated Borrowers hereunder to pay any amount owing by it with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, each of the Borrower and the Designated Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower or a Designated Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by each of the Borrower and the Designated Borrowers hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, (x) in the case of payments denominated in U.S. Dollars, at the Administrative Agent’s Office and in immediately available funds not later than 2:00 p.m., Local Time, on the date specified herein and (y) in the case of payments denominated in a Foreign Currency, its Foreign Currency Payment Office for such Foreign Currency; provided that any payments to be made directly to each Issuing Bank or the Swingline Lender as expressly provided herein shall be made directly to the Persons entitled thereto. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein, including, in the case of prepayments of and interest on commitments, if the outstanding Loans are not ratable in proportion to the Applicable Percentages, to each Lender ratable based on the amount owed to it) with respect to payments received in respect of the Commitments in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., Local Time, shall be deemed received on the next Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower or a Designated Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be. All payments hereunder of principal or interest in respect of any Loan or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan or LC Disbursement, and all other payments hereunder and under each other Loan Document shall be made in U.S. Dollars. Notwithstanding the foregoing provisions of this Section, if, after the making of any Borrowing or LC Disbursement in any Foreign Currency, currency control or exchange regulations are imposed in the country which issues such Foreign Currency with the result that such Foreign Currency no longer exists or the Borrower or the applicable Designated Borrower, as the case may be, is not able to make payment to the Administrative Agent for the account of the Lenders in such Foreign Currency, then all payments to be made by the Borrower or such Designated Borrower hereunder in such Foreign Currency shall instead be made when due in a currency that replaced such Foreign Currency or, if no such replacement currency exists, in U.S. Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrower or such Designated Borrower takes all risks of the imposition of any such currency control or exchange regulations.

(b) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans (or, in the case of any Borrowing of ABR Loans, prior to 2:00 p.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower or the applicable Designated Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower or the applicable Designated Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower or such Designated Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower or such Designated Borrower, the interest rate applicable to the applicable Loan or, if such payment is in U.S. Dollars, ABR

Loans. If the Borrower or such Designated Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower or such Designated Borrower the amount of such interest paid by it for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower or a Designated Borrower shall be without prejudice to any claim the Borrower or such Designated Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(c) Payments by Borrower or any Designated Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower or the applicable Designated Borrower, as applicable, prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower or such Designated Borrower will not make such payment, the Administrative Agent may assume that the Borrower or such Designated Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower or such Designated Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation. Any payment by any Lender pursuant to this Section 2.10(c) shall be without prejudice to any claim such Lender or the Administrative Agent may have against the Borrower or the applicable Designated Borrower, as applicable, for having failed to make such payment to the Administrative Agent.

A notice of the Administrative Agent to any Lender, the Borrower or any Designated Borrower with respect to any amount owing under this Section 2.10(c) shall be conclusive, absent manifest error.

(d) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower or the applicable Designated Borrower, as applicable, by the Administrative Agent because the conditions to the applicable Borrowings set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender within one Business Day, without interest.

(e) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 11.04(c).

(f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the applicable Loans and participations in LC Disbursements and Swingline Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans and other amounts owing them, provided that: (i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each the Borrower and the Designated Borrowers rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Designated Borrower in the amount of such participation.

2.12 Increase in Commitments.

(a) Request for Increase. Provided there exists no Event of Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower or a Designated Borrower may from time to time, request an increase in the Term Commitments and/or the Revolving Commitments by an aggregate amount (for all such requests) not exceeding $750,000,000; provided that (i) any such request for an increase shall be in a minimum amount of $50,000,000, and (ii) the Borrower or a Designated Borrower may make a maximum of five such requests. At the time of sending such notice, the Borrower or a Designated Borrower (in each case in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).

(b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.

(c) Notification by Administrative Agent: Additional Lenders. The Administrative Agent shall notify the Borrower or the applicable Designated Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld), the Borrower or the applicable Designated Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.

(d) Increase Effective Date and Allocations. If the Term Commitments and/or the Revolving Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower or the applicable Designated Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase among the Lenders of such Class. The Administrative Agent shall promptly notify the Borrower or the applicable Designated Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.

(e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower or the applicable Designated Borrower shall deliver to the Administrative Agent a certificate dated as of the Increase Effective Date signed by a Responsible Officer (i) certifying and attaching the resolutions adopted by the Borrower or the applicable Designated Borrower approving or consenting to such increase and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article V and the other Loan Documents that are qualified by materiality shall be true and correct on and as of the Increase Effective Date, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.12, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements delivered pursuant to Section 6.01(a), and (B) no Event of Default exists; provided that, in the case of any increased Term Commitments and/or Revolving Commitments incurred to finance an Acquisition permitted hereunder, the foregoing conditions shall be subject only to customary “certain funds” requirements if agreed to by the lenders providing such increased Term Commitments and/or Revolving Commitments, as applicable; provided, further, that in no event shall an Event of Default under Section 8.01(a) or (f) have occurred or continuing. Upon the Increase Effective Date, the existing Revolving Lenders shall assign Revolving Loans to certain other Revolving Lenders, and such other Revolving Lenders shall purchase such Revolving Loans, in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding borrowing of Revolving Loans pro rata on the basis of their respective Applicable Percentages (after giving effect to any increase in the aggregate Revolving Commitments pursuant to this Section 2.12).

(f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.13 Swingline Commitment.

(a) Subject to the terms and conditions hereof, from time to time during Availability Period, the Swingline Lender agrees to make a portion of the credit otherwise available to the Borrower or a Designated Borrower under the Revolving Commitments by making swing line loans (“Swingline Loans”) in U.S. Dollars to the Borrower or a Designated Borrower; provided that (i) the sum of (x) the aggregate principal amount of outstanding Swingline Loans made by the Swingline Lender, (y) the aggregate principal amount of outstanding Revolving Loans made by the Swingline Lender (in its capacity as a Revolving Lender) and (z) the LC Exposure of the Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect, (ii) the sum of the outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the Borrower or a Designated Borrower shall not request, and no Swingline Lender shall make, any Swingline Loan if, after giving effect to the making of such Swingline Loan, the aggregate amount of the Outstanding Amounts in respect of all Revolving Commitments would exceed the aggregate amount of the Revolving Commitments. During the Availability Period, the Borrower or a Designated Borrower may use the Swingline Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions hereof. Swingline Loans shall be ABR Loans only.

(b) The Borrower or the applicable Designated Borrower shall repay to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date of the Revolving Loans and upon the request of the Swingline Lender (which shall not in any event be earlier than five Business Days after such Swingline Loan is made); provided that on each date that a Revolving Loan is borrowed, the Borrower or the applicable Designated Borrower shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loans shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

2.14 Procedure for Swingline Borrowing; Refunding of Swingline Loans.

(a) Whenever the Borrower or a Designated Borrower desires that the Swingline Lender make Swingline Loans it shall give the Swingline Lender irrevocable telephonic notice confirmed promptly in writing (which telephonic notice must be received by the Swingline Lender not later than 1:00 p.m., New York City time, on the proposed Borrowing Date), specifying (i) the amount to be borrowed and (ii) the requested Borrowing Date (which shall be a Business Day during the Availability Period). Each borrowing under the Swingline Commitment shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof. Not later than 3:00 p.m., New York City time, on the Borrowing Date specified in a notice in respect of Swingline Loans, the Swingline Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the Swingline Loan to be made. The Administrative Agent shall make the proceeds of such Swingline Loans available to the Borrower or the applicable Designated Borrower on such Borrowing Date by depositing such proceeds in the account of the Borrower or the applicable Designated Borrower with the Administrative Agent on such Borrowing Date in immediately available funds.

(b) The Swingline Lender, at any time and from time to time in its sole and absolute discretion may, on behalf of the Borrower or a Designated Borrower (each of which hereby irrevocably directs the Swingline Lender to act on its behalf), on one Business Day’s notice given by the Swingline Lender no later than 12:00 noon, New York City time, request each Revolving Lender to make, and each Revolving Lender hereby agrees to make, a Revolving Loan, in an amount equal to such Revolving Lender’s Revolving Percentage of the aggregate amount of the Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Lender shall make the amount of such Revolving Loan available to the Administrative Agent at the Funding Office in immediately available funds, not later than 10:00 a.m., New York City time, one Business Day after the date of such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Refunded Swingline Loans. The Borrower or the applicable Designated Borrower irrevocably authorizes the Swingline Lender to charge the Borrower’s or the applicable Designated Borrower’s accounts with the Administrative Agent (up to the amount available in each such account) in order to immediately pay the amount of such Refunded Swingline Loans to the extent amounts received from the Revolving Lenders are not sufficient to repay in full such Refunded Swingline Loans.

(c) If prior to the time a Revolving Loan would have otherwise been made pursuant to Section 2.14(b), one of the events described in Section 8.01(f) shall have occurred and be continuing with respect to the Borrower or if for any other reason, as determined by the Swingline Lender in its sole discretion, Revolving Loans may not be made as contemplated by Section 2.14(b), each Revolving Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.14(b), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to (i) such Revolving Lender’s Revolving Percentage times (ii) the sum of the aggregate principal amount of Swingline Loans of the Swingline Lender then outstanding that were to have been repaid with such Revolving Loans.

(d) Whenever, at any time after the Swingline Lender has received from any Revolving Lender such Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Lender its ratable portion of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided, however, that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(e) Each Revolving Lender’s obligation to make the Loans referred to in Section 2.14(b) and to purchase participating interests pursuant to Section 2.14(c) shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Lender or the Borrower or a Designated Borrower may have against the Swingline Lender, the Borrower or a Designated Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Section 4.02, (iii) any adverse change in the condition (financial or otherwise) of the Borrower or a Designated Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, a Designated Borrower any other Loan Party or any other Revolving Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

2.15 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including the execution of customary fee letter(s) between the Borrower and the Issuing Bank requested to issue the applicable Letter of Credit with respect to the fronting fees referenced in Section 2.07(b)), the Borrower or a Designated Borrower (provided that the Borrower irrevocably agrees to be bound jointly and severally to reimburse the applicable Issuing Bank for amounts drawn on any Letter of Credit issued for the account of such Designated Borrower) may request the issuance of Letters of Credit denominated in Agreed Currencies, if available to the applicable Issuing Bank, as the applicant thereof for the support of its or its Subsidiaries’ obligations, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower or a Designated Borrower to, or entered into by the Borrower or a Designated Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Each Existing Letter of Credit as of the Closing Date shall be deemed to be a Letter of Credit hereunder.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower or a Designated Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to such Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the Agreed Currency applicable thereto, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower or the applicable Designated Borrower shall also submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each

Letter of Credit the Borrower or the applicable Designated Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, subject to Sections 2.03(b) and 2.16, (i) the Dollar Amount of the LC Exposure shall not exceed $ 100,000,000 and (ii) the Dollar Amount of the sum of the Outstanding Amounts in respect of all Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date of the Revolving Loans of such Issuing Bank; provided that any Letter of Credit that shall expire pursuant to clause (i) of this Section 2.15(c) may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the date specified in clause (ii) of this Section 2.15(c)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Revolving Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Revolving Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower or the applicable Designated Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower or such Designated Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower or the applicable Designated Borrower, as applicable, shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement in U.S. Dollars (i) on the same Business Day as notice is received, if the Borrower or such Designated Borrower, as applicable, receives such notice not later than 11:00 a.m., Local Time, or (ii) not later than 12:00 noon, Local Time, on the Business Day immediately following the day that the Borrower or such Designated Borrower, as applicable, receives such notice, if the Borrower or such Designated Borrower, as applicable, receives such notice after 11:00 a.m., Local Time; provided that if such LC Disbursement is denominated in U.S. Dollars and is not less than $100,000, the Borrower or the applicable Designated Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02(b) or 2.14 that such payment be financed with a Borrowing of ABR Loans or a Swingline Loan in the Dollar Amount of such LC Disbursement and, to the extent so financed, the Borrower’s or such Designated Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Borrowing of ABR Loans or a Swingline Loan. If the Issuing Bank makes any LC Disbursement in Foreign Currency, the Borrower or the applicable Designated Borrower, as applicable, shall pay the Administrative Agent for each Letter of Credit the amount of each LC Disbursement made by the Issuing Bank under the Letter of Credit, on demand, the U.S. Dollar equivalent of the amount computed at the Issuing Bank’s selling rate, as of the date of the Borrower’s or the applicable Designated Borrower’s payment, for cable transfers of such Foreign Currency to the place of payment; provided, further, that if, for any reason, the Issuing Bank has no selling rate for cable transfers of that currency to such place on the payment date, the Borrower or the applicable Designated Borrower, as applicable, shall pay the Administrative Agent an amount in U.S. Dollars equivalent to the Issuing Bank’s actual cost of settlement of its obligation. The Borrower’s or the applicable Designated Borrower’s, as applicable, obligation to make payments in any currency (the “Contract Currency”) shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment or otherwise, that is expressed in or converted into any currency other than the Contract Currency, except to the extent that such tender or recovery results in the actual receipt by the Administrative Agent at its designated office of the full amount of the Contract Currency specified to be payable hereunder. The Borrower’s or the applicable Designated Borrower’s, as applicable, obligation to make payments in the Contract Currency shall be enforceable as an alternative or additional cause of action to the extent that such actual receipt is less than the full amount of the Contract Currency specified to be payable hereunder, and shall not be affected by judgment being obtained for other sums due hereunder. The Borrower or the applicable Designated Borrower, as applicable, shall indemnify the Issuing Bank for any shortfall in such actual receipt. If the Borrower or the applicable Designated Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower or such Designated Borrower in respect thereof and such Revolving Lender’s Revolving Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Revolving Percentage of the payment then due from the Borrower or the applicable Designated Borrower (which, for the avoidance of doubt, in the case of any LC Disbursement in a Foreign Currency shall be paid in U.S. Dollars in accordance with the foregoing provisions of this Section 2.15(e)), in the same manner as provided in Section 2.02(b) with respect to Revolving Loans made by such Revolving Lender (and Section 2.10 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower or a Designated Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank, as applicable. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Revolving Loan and shall not relieve the Borrower or the applicable Designated Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s and each applicable Designated Borrower’s obligations to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s or such Designated Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower or the applicable Designated Borrower, as applicable, to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower and each Designated Borrower to the extent permitted by applicable law) suffered by the Borrower or any Designated Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. An Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent, the Borrower or the applicable Designated Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower or such Designated Borrower, as applicable, of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower or the applicable Designated Borrower shall reimburse such LC Disbursement in full by the time specified in paragraph (e) of this Section, the unpaid amount thereof shall bear interest, for each day from and including such date to but excluding the date that the Borrower or such Designated Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Loans (or, if such LC Disbursement is denominated in a Foreign Currency, the rate determined by the Administrative Agent in accordance with banking industry rules and conventions on interbank compensation for such Foreign Currency plus the then effective Applicable Margin with respect to Eurocurrency Rate Loans); provided that if the Borrower or such Designated Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.06(b) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Revolving Lender to the extent of such payment.

(i) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank or in accordance with Section 11.13. The Administrative Agent shall notify the Revolving Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower and each applicable Designated Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.07(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower or a Designated Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Revolving Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower or such Designated Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders, an amount in cash or provide a “back-to-back” letter of credit or alternative collateral as the Administrative Agent may approve in its sole discretion in good faith, equal to the LC Exposure owing by it as of such date plus any accrued and unpaid interest thereon; provided that the obligation of the Borrower or any Designated Borrower to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower or such Designated Borrower described in Section 8.01(f). Such deposit shall be held by the Administrative Agent as collateral for so long as specified in this paragraph for the payment and performance of the obligations of the Borrower or such Designated Borrower, as applicable, under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s or the applicable Designated Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower or the applicable Designated Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower or each Designated Borrower, as applicable, under this Agreement; provided, however, that if prior to the acceleration of the maturity of the Loans the LC Exposure shall cease to exist, moneys in such account shall be returned to the Borrower and the applicable Designated Borrowers as provided below. If the Borrower or a Designated Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower or such applicable Designated Borrower, as applicable, within three Business Days after the earlier of (a) all Events of Default having been cured or waived or (b) the LC Exposure ceasing to exist.

2.16 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.07(a);

(b) the Commitment and Outstanding Amount and outstanding Term Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.01); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) with respect to any Revolving Lender becoming a Defaulting Lender, if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Percentages but only to the extent that (x) the sum of all non-Defaulting Lenders’ Outstanding Amounts under such Revolving Commitments plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower and the applicable Designated Borrowers shall within one Business Day following notice by the Administrative Agent, (x) first, prepay such Swingline Exposure and (y) second, cash collateralize for the benefit of the Issuing Banks only the obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.15(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrower or a Designated Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower or such Designated Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.07(a) and Section 2.07(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.07(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(d) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Revolving Commitments of the non-Defaulting Lenders that are Revolving Lenders and/or cash collateral will be provided by the Borrower and the applicable Designated Borrowers in accordance with Section 2.16(c), and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders that are Revolving Lenders in a manner consistent with Section 2.16(c)(i) (and such Defaulting Lender shall not participate therein).

In the event that the Administrative Agent and the Borrower and, with respect to a Revolving Lender that is a Defaulting Lender, the Swingline Lender and the Issuing Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the relevant Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment (if any) and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Percentage or Applicable Percentage, as the case may be.

2.17 Extension of Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than 60 Business Days and not later than 35 Business Days prior to each anniversary of the Closing Date (each a “Relevant Anniversary Date”), request that each Lender extend such Lender’s Maturity Date for an additional year from the Maturity Date then in effect hereunder (the “Existing Maturity Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not earlier than 30 Business Days prior to the Relevant Anniversary Date and not later than the date (the “Notice Date”) that is 20 Business Days prior to the Relevant Anniversary Date, advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Administrative Agent on or before the Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree. Following any extension, the LC Exposure shall continue to be held ratably among the Revolving Lenders, but on the Maturity Date applicable to the Revolving Loans of any Non-Extending Lender, the LC Exposure of such Non-Extending Lender shall be ratably reallocated, to the extent of the unused Revolving Commitments of the extending Revolving Lenders, to such extending Revolving Lenders (without regard to whether the conditions set forth in Section 4.02 can then be satisfied) and the Borrower and the applicable Designated Borrowers shall cash collateralize the balance of such LC Exposure in accordance with Section 2.15(j).

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section no later than the date 15 Business Days prior to the Relevant Anniversary Date (or, if such date is not a Business Day, on the immediately preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the Relevant Anniversary Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 11.13, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Relevant Anniversary Date, undertake a Commitment within a Class of such Non-Extending Lender (and, if any such Additional Commitment Lender is already a Lender, its Commitment within such Class of such Non-Extending Lender shall be in addition to such Lender’s Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Commitments or Loans, as applicable, of the Lenders that have agreed so to extend their Maturity Date and the additional Commitments or Loans, as applicable, of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Commitments or Loans, as applicable, in effect immediately prior to the Relevant Anniversary Date, then, effective as of the Relevant Anniversary Date, the Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling 364 days after the Existing Maturity Date (except that, if such date is not a Business Day, such Maturity Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Maturity Date pursuant to this Section shall not be effective with respect to any Lender unless: (i) no Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto; (ii) the representations and warranties contained in this Agreement that are qualified by materiality shall be true and correct on and as of the date of such extension and after giving effect thereto, and such representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such extension and after giving effect thereto, in each case as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, true and correct in all material respects as of such specific date (provided, that such materiality qualifier shall not be applicable to any representation or warranty that already is qualified or modified by materiality in the text thereof) and, for purposes of this Section 2.17, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements delivered pursuant to Section 6.01(a)); and (iii) on the Relevant Anniversary Date of each Non-Extending Lender that has not been replaced as provided in Section 2.17(d), each of the Borrower and the Designated Borrowers shall prepay any Committed Loans outstanding to it on such date (and pay any additional amounts required pursuant to Section 3.05) to the extent necessary to keep such outstanding Committed Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date.

(g) Conflicting Provisions. This Section 2.17 shall supersede any provisions in Section 2.11 or 11.01 to the contrary.

2.18 Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Eurocurrency Rate Loan as of the date two Business Days prior to the date of such Borrowing or, if applicable, the date of conversion or continuation of any Borrowing as a Eurocurrency Rate Loan;

(b) the LC Exposure as of the date of each request for the issuance of any Letter of Credit; and

(c) all outstanding Loans and the LC Exposure on and as of the last Business Day of each calendar quarter and, during the continuation of an Event of Default, on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (a), (b) and (c) is herein described as a “Computation Date” with respect to each Borrowing, Letter of Credit or LC Exposure for which a Dollar Amount is determined on or as of such day.

2.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from the Borrower or a Designated Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal banking procedures applicable to arm’s length transactions, purchase the specified currency with such other currency at the Administrative Agent’s main New York City office on the Business Day immediately preceding that on which final, non-appealable judgment is given. The obligations of the Borrower or the applicable Designated Borrower in respect of any sum due to any Credit Party hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Credit Party of any sum adjudged to be so due in such other currency such Credit Party may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Credit Party in the specified currency, the Borrower or the applicable Designated Borrower, as applicable, agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Credit Party against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Credit Party in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 2.11, such Credit Party agrees to remit such excess to the Borrower or such Designated Borrower.

ARTICLE III.

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or a Designated Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law, provided that if any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the Withholding Agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) Payment of Other Taxes by the Borrower or any Designated Borrower. Without limiting the provisions of subsection (a) above, the Borrower or the applicable Designated Borrower, as applicable, shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Indemnification by the Borrower and any Designated Borrower. The Borrower and the applicable Designated Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes imposed on or attributable to any amounts payable under any Loan Documents (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that such indemnity obligation shall not apply to any penalties, interest and expenses resulting from any gross negligence of a Lender or the Administrative Agent. A certificate as to the amount of such payment or liability delivered to the Borrower and any Designated Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by the Borrower or a Designated Borrower to a Governmental Authority, the Borrower or such Designated Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent; provided that nothing in this Section 3.01(d) shall require the Borrower or such Designated Borrower to make available its tax returns.

(e) Status of Credit Parties.

(i) Any Credit Party that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower or a Designated Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower or the applicable Designated Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such Designated Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower, such Designated Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Credit Party, if requested by the Borrower or a Designated Borrower, or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower, such Designated Borrower or the Administrative Agent as will enable the Borrower, such Designated Borrower or the Administrative Agent to determine whether or not such Credit Party is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A) through (D) below) shall not be required if the Credit Party reasonably determines that such completion, execution or submission would subject such Credit Party to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Credit Party.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower or a Designated Borrower is resident for U.S. tax purposes in the United States, any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be reasonably requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (A) duly completed originals of IRS Form W-8BEN or W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party, (B) duly completed originals of IRS Form W-8ECI, (C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed originals of IRS Form W-8BEN or W-8BEN-E as appropriate, (D) to the extent a Foreign Lender is not the beneficial owner, duly completed originals of IRS Form W-8IMY, accompanied by the applicable IRS forms from each beneficial owner, and (E) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or such Designated Borrower to determine the withholding or deduction required to be made. Each Lender that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent duly completed originals of IRS Form W-9 on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent). Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower, each Designated Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender has determined, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrower or any Designated Borrower or with respect to which the Borrower or any Designated Borrower has paid additional amounts pursuant to this Section, it shall promptly pay to the Borrower or such Designated Borrower, as applicable, an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or such Designated Borrower under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent or such Lender, as the case maybe, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower or such Designated Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to it (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower, any Designated Borrower or any other Person.

(g) Indemnification by Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 3.01(g) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(h) The Administrative Agent shall deliver to the Borrower (in such number of copies as shall be reasonably requested by the Borrower) on or prior to the date on which the Administrative Agent becomes the administrative agent hereunder or under any other Loan Document (and from time to time thereafter upon the reasonable request of the Borrower) completed originals of either (A) IRS Form W-9 or (B) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. person.

3.02 Illegality. If any Lender reasonably determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurocurrency Rate Loans, or to determine or charge interest rates based upon the Eurocurrency Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, the applicable Agreed Currency in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurocurrency Rate Loans or to convert ABR Loans to Eurocurrency Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower and each applicable Designated Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all affected Eurocurrency Rate Loans denominated in U.S. Dollars of such Lender to it to ABR Loans, and to repay all affected Eurocurrency Rate Loans in any other Agreed Currency, either on the last day of the Interest Period, therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Borrower shall have the rights in respect of any such Lender specified in Section 11.13.

3.03 Inability to Determine Rates. If the Required Lenders reasonably determine that for any reason in connection with any request for a Eurocurrency Rate Loan or a conversion to or continuation thereof that (a) deposits in the applicable currency are not being offered to banks in the London interbank eurocurrency market for the applicable amount and Interest Period of such Eurocurrency Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan or (c) the Eurocurrency Rate for any requested Interest Period with respect to a proposed Eurocurrency Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower, each applicable Designated Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurocurrency Rate Loans in the applicable currency shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower and any applicable Designated Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurocurrency Rate Loans in such currency or, failing that, in the case of any such Loans denominated in U.S. Dollars will be deemed to have converted such request into a request for a Borrowing of ABR Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurocurrency Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e)); (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or (iii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes)

affecting this Agreement or Loans made by such Lender or participation therein; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower or the applicable Designated Borrower, as applicable, will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered; provided that any such amount or amounts shall not be duplicative of any amounts to the extent otherwise paid by the Borrower under any other provision of this Agreement. The Borrower and each applicable Designated Borrower shall have the rights specified in Section 11.13 in respect of any Lender for whose account the Borrower or such Designated Borrower makes any payment under this Section 3.04.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower or a Designated Borrower shall be conclusive absent manifest error. Such Lender shall also certify that it is generally charging such costs to similarly situated customers of the applicable Lender under agreements having provisions similar to this Section 3.04 after consideration of such factors as such Lender then reasonably determines to be relevant (which determination shall be made in good faith and not on an arbitrary or capricious basis). The Borrower or the applicable Designated Borrower, as applicable, shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that neither Borrower nor any Designated Borrower shall be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurocurrency Rate Loans. Each of the Borrower and the applicable Designated Borrowers shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan made to it equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower or such Designated Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, each of the Borrower and the applicable Designated Borrowers shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of: (a) any continuation, conversion, payment or prepayment of any Loan made to it other than an ABR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); (b) any failure by it (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than an ABR Loan on the date or in the amount notified by it; or (c) any assignment of a Eurocurrency Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by it pursuant to Section 11.13; including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Each of the Borrower and the applicable Designated Borrowers shall also pay any customary administrative fees charged by such Lender in connection with the foregoing. For purposes of calculating amounts payable by the Borrower or any Designated Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurocurrency Rate Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurocurrency market for a comparable amount and for a comparable period, whether or not such Eurocurrency Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04 as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower or a Designated Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s and each Designated Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

3.08 Issuing Banks. Each Issuing Bank shall be deemed to be a Lender for purposes of this Article III.

ARTICLE IV.

CONDITIONS PRECEDENT

4.01 Conditions of Closing. The obligation of each Lender to make its initial Loan and of each Issuing Bank to issue any Letters of Credit hereunder shall not become effective, and the Closing Date shall not occur, until the date on which each of the following conditions is satisfied:

(a) The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance reasonably satisfactory to the Administrative Agent and each of the Lenders:

(i) executed original counterparts of this Agreement sufficient in number for distribution to the Administrative Agent and the Borrower and copies thereof sufficient in number for distribution to each Lender as of the Closing Date;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents;

(iv) such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly organized, and that the Borrower is validly existing and in good standing;

(v) a favorable written opinion of Latham & Watkins LLP, counsel to the Borrower, addressed to the Administrative Agent and each Lender and dated as of the Closing Date, covering such matters relating to the Borrower, this Agreement, or other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require and as are customarily required in similar transactions; and

(vi) a certificate signed by a Responsible Officer of the Borrower (on behalf of the Borrower) certifying that the Specified Representations that are qualified by materiality are true and correct and the Specified Representations that are not qualified by materiality are true and correct in all material respects as of the Closing Date, except to the extent that such Specified Representations specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date (provided that such materiality qualifier shall not be applicable to any Specified Representation that is already qualified or modified by materiality in the text thereof); and

(vii) a Loan Notice in accordance with the requirements hereof; provided that such Loan Notice may be delivered by 11:00 am New York City time on the date that is two Business Days prior to the Closing Date with respect to the Borrowing of Eurocurrency Rate Loans on the Closing Date.

(b) Any fees required to be paid to the Arrangers, the Administrative Agent and the Lenders on or before the Closing Date shall have been paid.

(c) The Administrative Agent shall have received reasonably satisfactory evidence that (i) there is no Indebtedness outstanding of Subsidiaries of the Borrower (other than permitted pursuant to Section 7.04) and (ii) the Borrower has no outstanding Indebtedness of the type set forth in clause (a) of the definition thereof.

(d) The Tango Acquisition shall have been consummated.

(e) The Borrower shall have provided the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know your customer” rules and regulations, including the Patriot Act at least three Business Days prior to the Closing Date, to the extent requested at least ten Business Days prior to the Closing Date.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender and Issuing Bank that has signed this Agreement (and each such Lender’s or Issuing Bank’s Affiliates, successors and/or assigns) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Bank unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Borrowings after the Closing Date. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, after the Closing Date is subject to the satisfaction of the following conditions precedent:

(a) The representations and warranties of the Borrower and/or the applicable Designated Borrower contained in Article V (other than the representations and warranties contained in Sections 5.05(b) and 5.06(b)) or any other Loan Document that are qualified by materiality shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, and the representations and warranties that are not qualified by materiality shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, and except that for purposes of this Section 4.02, the representations and warranties contained in Section 5.05(a) shall be deemed to refer to the most recent statements delivered pursuant to Section 6.01(a).

(b) No Default shall exist, or would result from, such proposed Borrowing or from the application of the proceeds thereof.

(c) The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof.

Each Loan Notice in respect of a Borrowing submitted by the Borrower or a Designated Borrower and each issuance, amendment, renewal or extension of a Letter of Credit after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and Section 4.02(b) and have been satisfied on and as of the date of the applicable Borrowing or issuance, amendment, renewal or extension of such Letter of Credit.

Notwithstanding anything in this Section 4.02 to the contrary, if the Term Commitments and/or the Revolving Commitments are increased pursuant to Section 2.12, to the extent the proceeds thereof are to be used to finance an Acquisition permitted hereunder, the only conditions precedent to the funding of such increased Term Commitments and/or Revolving Commitments shall be the conditions precedent set forth in the related amendment and in Section 2.12(e).

4.03 Conditions to Initial Borrowings by each Designated Borrower. The agreement of each Lender to make a Loan on the occasion of any Borrowing to, and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit for the account of, any Designated Borrower hereunder is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Designated Borrower Closing Date applicable to such Designated Borrower, of the following conditions precedent:

(a) The conditions set forth in Section 4.01 shall have been satisfied prior to or concurrently with the conditions set forth in this Section 4.03 (provided that the conditions set forth in clauses (a)(iii), (iv), (v), (vi) and (vii) of Section 4.01 need only to have been satisfied as of the Closing Date) and the Borrower shall have given the Administrative Agent and to the Lenders at least 15 Business Days prior notice of such Designated Borrower Closing Date with reasonable details with respect thereto (including, without limitation, the jurisdiction of organization of such Designated Borrower).

(b) The Administrative Agent shall have received a Joinder Agreement executed and delivered by the Borrower, the applicable Subsidiary and the Administrative Agent, providing for such Subsidiary to become a Designated Borrower.

(c) The Administrative Agent shall have received (i) a certificate of such Designated Borrower, dated such Designated Borrower Closing Date, substantially in the form of the certificates delivered by the Borrower on the Closing Date pursuant to Section 4.01(a)(iii) and (vi), with appropriate insertions and attachments, including corporate or other applicable resolutions, other corporate or other applicable documents and certificates in respect of such Designated Borrower substantially equivalent to comparable documents delivered on the Closing Date and (ii) such other documents with respect to such Designated Borrower as the Administrative Agent or the Required Lenders shall reasonably request.

(d) The Administrative Agent shall have received a legal opinion from counsel to such Designated Borrower in form and substance reasonably satisfactory to the Administrative Agent as to relevant matters covered generally in the opinions previously delivered pursuant to Section 4.01(a)(v) hereof and to such other matters as are customary for initial extensions of credit to a subsidiary borrower similar to the applicable Designated Borrower.

(e) After giving effect to any actions taken as contemplated by the immediately following sentence and Section 3.01, (i) if any such Designated Borrower is not a United States person for U.S. federal income tax purposes, payments to any Lender by such Designated Borrower shall not be subject to any withholding Taxes or Other Taxes and (ii) no Lender shall have given notice to the Administrative Agent that it has determined in good faith that it would be subject in making Loans or issuing Letters of Credit to such Designated Borrower to any regulatory or legal limitation or restriction applicable thereto or any material financial disadvantage (other than as referred to in the preceding clause (i)) arising out of or attributable to the location or jurisdiction of organization of such Designated Borrower or the nature of its activities and have given notice to such effect to the Administrative Agent. The Administrative Agent shall have the right to adjust the provisions of Article II as it may reasonably determine to enable the Lenders that are able to make Loans or issue Letters of Credit to such Designated Borrower without becoming subject to any such withholding Taxes or Other Taxes, such regulatory or any legal restriction or limitation or financial disadvantage, and without causing the Borrower or any Designated Borrower to incur any such disadvantages of its own (including any such disadvantage in the form of being required to indemnify Lenders for withholding payments including Taxes) to make Loans or issue Letters of Credit available to such Designated Borrower on a non-pro rata basis with Lenders that are not so able, with such adjustments to be made in a manner that, to the extent practicable, are reasonably equitable to all the Lenders.

(f) The Administrative Agent shall have received all documentation and other information reasonably requested by the Administrative Agent under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least three Business Days prior to the Designated Borrower Closing Date, to the extent requested at least ten Business Days prior to the Designated Borrower Closing Date.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES

The Borrower, and each Designated Borrower solely as to itself, represents and warrants to the Administrative Agent and the Lenders that:

5.01 Existence, Qualification and Power. The Borrower and each Designated Borrower (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under the Loan Documents.

5.02 Authorization; No Contravention. The execution, delivery and performance by the Borrower and each Designated Borrower of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate action, and do not and will not contravene (a) the terms of any of the Borrower’s or any Designated Borrower’s Organizational Documents or (b) any Law or any material contractual restriction binding on or affecting it, except, in each case referred to in clause (b), to the extent such contravention could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any Designated Borrower of this Agreement or any other Loan Document other than any reports required to be filed by the Borrower with the SEC pursuant to the Exchange Act.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by the Borrower and each Designated Borrower. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower and each Designated Borrower, enforceable against the Borrower and each Designated Borrower in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, arrangement, moratorium and other similar laws affecting creditors’ rights generally and to the application of general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein.

(b) Since December 31, 2013, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower, threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to enjoin or restrain the execution or delivery of this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) except as disclosed in the SEC Reports as of the date hereof, either individually or in the aggregate could reasonably be expected to have a Material Adverse Effect.

5.07 Taxes. As of the Closing Date the Borrower and its Subsidiaries have paid all tax liabilities, assessments and governmental charges and levies that are due and payable and that collectively are material to the Borrower and its Subsidiaries, taken as a whole, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP and except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

5.08 ERISA Compliance.

(a) To the knowledge of the Borrower, each Plan is in compliance with all material applicable provisions of ERISA, the Code and other Federal or state Laws, except where noncompliance would not result in or would not reasonably be expected to result in a Material Adverse Effect.

(b) To the knowledge of the Borrower, there has been no prohibited transaction (as defined in Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.

(c) Except as would not result in or would not reasonably be expected to result in a Material Adverse Effect: (i) no ERISA Event has occurred; (ii) as of the last annual valuation date prior to the date of this Agreement, no Pension Plan has any Unfunded Pension Liability; and (iii) the Borrower has not received notice of the failure of the Borrower or any ERISA Affiliate to meet the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA with respect to any Pension Plan.

5.09 Margin Regulations; Investment Company Act.

(a) Neither the Borrower nor any Designated Borrower is engaged or will engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

(b) Neither the Borrower nor any Designated Borrower is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.10 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective directors, officers and employees, and to the best knowledge of the Borrower its affiliates and agents, have not engaged in any activity or conduct which would violate any applicable Anti-Corruption Laws, and are in compliance with Anti-Corruption Laws and applicable Sanctions and are not engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person. None of (a) the Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent or affiliate of the Borrower or any Subsidiary, is a Sanctioned Person. No Loan or Letter of Credit, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.

ARTICLE VI.

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding or any LC Disbursement shall not have been reimbursed:

6.01 Financial Statements. The Borrower shall deliver to the Administrative Agent:

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; audited and accompanied by a report and opinion of PricewaterhouseCoopers LLP or other Registered Public Accounting Firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception (other than as to any debt coming due in less than 12 months or projected covenant violations pursuant to Section 7.06) or any, qualification or exception as to the scope of such audit.

(b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income or operations for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, and a statement of cash flows for the portion of the Borrower’s fiscal year then ended, all in reasonable detail, certified by the chief executive officer, chief financial officer, treasurer, chief accounting officer or controller of the Borrower as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes, it being agreed that delivery of the Borrower’s quarterly report on Form 10-Q will satisfy this requirement.

6.02 Certificates; Other Information. The Borrower shall deliver to the Administrative Agent:

(a) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by the chief executive officer, chief accounting officer, chief financial officer, treasurer or controller of the Borrower;

(b) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary (including any Designated Borrower), or compliance with the terms of the Loan Documents, as the Administrative Agent may from time to time reasonably request in connection with this Agreement; and

(c) promptly after Moody’s or S&P shall have announced a change in the Index Debt Rating, or if any such rating agency shall cease to have an Index Debt Rating, written notice of such rating change or cessation.

Notwithstanding the foregoing, the information required to be delivered pursuant to Section 6.01(a) or (b) shall be deemed to have been delivered on the date on which such information has been posted on the Internet at www.sec.gov or such other website previously notified by the Borrower to the Administrative Agent to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

6.03 Notices. Promptly after the Borrower’s obtaining Actual Knowledge thereof, the Borrower shall notify the Administrative Agent:

(a) of the occurrence of any Default;

(b) of any matter, including litigation, that has resulted or could reasonably be expected to result in a Material Adverse Effect; and

(c) of the occurrence of any ERISA Event that has resulted in or would reasonably be expected to result in a Material Adverse Effect.

Each notice pursuant to this Section 6.03 shall be accompanied by a statement of a Responsible Officer of the Borrower (on behalf of the Borrower) setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Taxes. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, the Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets that collectively are material to the Borrower and its Subsidiaries, taken as a whole, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.

6.05 Preservation of Existence, Etc. The Borrower shall, and shall cause each of its Significant Subsidiaries to, (a) preserve, renew and maintain in full force and effect its legal existence, except in a transaction permitted by Section 7.02, and except (other than with respect to the maintenance of the existence of each Designated Borrower) that no Subsidiary shall be required to preserve, renew and maintain its corporate existence, if the Borrower or such Subsidiary shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries, taken as a whole, and that the loss thereof could not be reasonably expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) take all reasonable action to maintain the United States registrations (to the extent permitted under applicable law) of all of its registered and validly issued patents, trademarks, trade names and service marks, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution, or the transactions permitted under Section 7.02.

6.06 Maintenance of Property. The Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

6.07 Maintenance of Insurance. Except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, the Borrower shall (a) maintain with financially sound and reputable insurance companies insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar businesses, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, and/or (b) retain risk through a self insurance mechanism or by agreement with an Affiliate or externally regulated vehicle for funding loss normally provided through insurance coverage carried by companies engaged in the same or similar businesses and owning similar properties.

6.08 Compliance with Laws. The Borrower shall, and shall cause each of its Subsidiaries to, comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. The Borrower shall, and shall cause each of its Significant Subsidiaries to, maintain proper books of record and account that permit the preparation of consolidated financial statements of the Borrower materially in accordance with GAAP.

6.10 Use of Proceeds. The Borrower or any Designated Borrower (i) shall use the proceeds of the Term Loans (A) to finance in part the Tango Acquisition and (B) to pay fees and expenses incurred in connection with the Tango Acquisition, (ii) shall use the proceeds of the Borrowings under the Revolving Loans for working capital, capital expenditures, Acquisitions and other purposes not in contravention of any Law or of any Loan Document and (iii) shall not use the proceeds of the Borrowings, whether directly or indirectly, and whether immediately, incidentally or ultimately, (A) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose which violates, or would be inconsistent with, Regulation T, U or X of the FRB, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or permit the respective directors, officers, employees and agents of the Borrower and its Subsidiaries to use, the proceeds of the Borrowings for such purpose or (C) in violation of Anti-Corruption Laws.

6.11 Ownership of Designated Borrowers. The Borrower shall own, directly or indirectly, all of the capital stock of each Designated Borrower.

6.12 Inspection Rights. The Borrower shall permit representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and upon reasonable prior notice; provided that, unless an Event of Default has occurred and is continuing, the Administrative Agent shall not conduct more than one such inspection per calendar year.

ARTICLE VII.

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Loan or other Obligation (other than inchoate indemnity obligations) hereunder shall remain unpaid or unsatisfied, any Letter of Credit remains outstanding (and not cash collateralized pursuant to Section 2.15(j)) or any LC Disbursement shall not have been reimbursed:

7.01 Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, incur or assume any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a) Liens pursuant to any Loan Document;

(b) Liens existing on the Closing Date and securing Indebtedness or other obligations not in excess of $50,000,000 or otherwise listed on Schedule 7.01 hereto and any replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed (other than additions and improvements thereto), (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, renewal or extension, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(c) Liens for taxes, fees, assessments or other governmental charges, levies or claims not yet due or which are not delinquent beyond any period of grace or remain payable without penalty or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, supplier’s or other like Liens arising in the ordinary course of business;

(e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(f) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory or regulatory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(h) Liens securing Indebtedness in respect of capital leases, synthetic lease obligations, purchase money obligations and other obligations (other than obligations in respect of Sale Lease-Back Transactions), the proceeds of which are used to acquire or construct fixed or capital assets or improvements with respect thereto or any refinancings, refundings, renewals, amendments or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, amendment or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing, refunding, renewal, amendment or extension, and provided, further, that such Liens do not at any time encumber any property other than the property financed by such Indebtedness;

(i) Liens existing on any real property or other specific tangible assets prior to the acquisition thereof by the Borrower or existing on any such property or asset of any Person that becomes a Subsidiary, provided that (i) such Lien is not created solely in contemplation of such acquisition or such Person becoming a Subsidiary, as the case may be; (ii) such Lien shall not apply to any other property or assets of the Borrower or any other Subsidiary; and (iii) any such Lien does not by its terms secure any Indebtedness other than Indebtedness existing immediately prior to the time of such acquisition or such Person becoming a Subsidiary, as the case may be; and any replacements, renewals or extensions thereof, provided that (i) the property covered thereby is not changed, (ii) the amount of the obligations secured or benefited thereby is not increased at the time of such replacement, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such replacement, renewal or extension, and (iii) the direct or any contingent obligor with respect thereto is not changed;

(j) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(g);

(k) Liens arising by virtue of any contractual, statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts, other funds maintained with a creditor depository institution, or investment or securities accounts; provided that (i) such account is not a dedicated cash collateral account and is not subject to restrictions against access by the Borrower or the relevant Subsidiary in excess of those set forth by the regulations promulgated by the FRB, and (ii) such account is not intended by the Borrower or any of its Subsidiaries to provide collateral to the depository institution with respect to otherwise unrelated obligations of the Borrower or any such Subsidiary to such depository institution;

(l) Liens arising under repurchase agreements, reverse repurchase agreements, securities lending and borrowing agreements and similar transactions;

(m) Liens arising from precautionary filings in respect of operating leases;

(n) (A) licenses of intellectual property granted by the Borrower or any of its Subsidiaries in the ordinary course and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries and (B) Liens arising from leases, licenses, subleases or sublicenses granted to others in the ordinary course of business which (i) would not reasonably be expected to have a Material Adverse Effect and (ii) do not secure any Indebtedness;

(o) any interest or title of a lessor in the property (and the proceeds, accession or products thereof) subject to any operating lease, and Liens arising from UCC financing statements (or equivalent filings, registrations or agreements in foreign jurisdictions) relating to true leases or leases permitted hereunder;

(p) Liens to secure intercompany Indebtedness among the Borrower and its Subsidiaries or among Subsidiaries;

(q) Liens solely on deposits, advances, contractual payments, including implementation allowances or escrows to or with landlords, customers or clients or in connection with insurance arrangement in the ordinary course of business;

(r) Liens encumbering property or assets under construction (and proceeds or products thereof) arising from progress or partial payments by a customer of the Borrower or its Subsidiaries relating to such property or assets;

(s) Liens arising in connection with any Sale Lease-Back Transaction, provided that (i) such Sale Lease-Back Transaction involves a lease for a term of not more than three years, (ii) such Sale Lease-Back Transaction is between the Borrower and one of its Subsidiaries, or between any of its Subsidiaries or (iii) the Borrower or any of its Subsidiaries applies an amount equal to the net proceeds of such Sale Lease-Back Transaction within 365 days after such Sale Lease-Back Transaction to any of (or a combination of) (A) the prepayment or retirement of bonds, notes, debentures or similar instruments or Indebtedness of the Borrower or a Subsidiary of the Borrower that by its terms matures more than 12 months after its creation or (B) the purchase, construction, development, expansion or improvement of properties or facilities that are used in or useful to the business of the Borrower or any of its Subsidiaries;

(t) Liens securing any overdraft of related liabilities arising from treasury, depository or cash management services or automated clearing house transfers of funds;

(u) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(v) Liens on specific items of inventory or other goods and the proceeds thereof securing obligations in respect of documentary letters of credit or bankers’ acceptances issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods; and

(w) additional Liens to secure Indebtedness or other obligations (including Liens arising in connection with any Sale Lease-Back Transaction not permitted by Section 7.01(s)), provided that the sum of (i) the aggregate amount of the Indebtedness and other obligations secured by such Liens permitted by this Section 7.01(w) and (ii) the aggregate amount of the Indebtedness permitted by Section 7.04(g) shall not at the time of incurrence exceed an amount equal to the greater of (i) $850,000,000 and (ii) 12.5% of Consolidated Net Tangible Assets.

7.02 Fundamental Changes; Acquisitions. The Borrower and each Designated Borrower shall not: (a) merge, dissolve, liquidate or consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the assets of itself and its Subsidiaries (whether now owned or hereafter acquired), to or in favor of any Person; provided, however, that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing, (i) any Person may merge with or into or consolidate with the Borrower or a Designated Borrower, if the Borrower or a Designated Borrower is the surviving Person, and (ii) the Borrower or a Designated Borrower may (A) merge into any of its Subsidiaries for the purpose of effecting a change in its state of incorporation (if all Obligations shall have been assumed by such Subsidiary by operation of Law or through assumption documents satisfactory to the Administrative Agent), and (B) reincorporate in any other jurisdiction in the United States, but must in each case promptly notify the Administrative Agent thereof; or (b) make any Acquisition, unless at the time thereof and immediately after giving effect thereto no Event of Default under Section 8.01(a) or (f) shall have occurred and be continuing.

7.03 Accounting Changes. The Borrower shall not make or permit, or permit any of its Subsidiaries to make or permit, any change in accounting policies or reporting practices, except as required or permitted by generally accepted accounting principles.

7.04 Subsidiary Indebtedness. The Borrower shall not permit any of its Subsidiaries to create, incur or assume any Indebtedness other than:

(a) Indebtedness owed to the Borrower or to a wholly owned Subsidiary of the Borrower or Indebtedness under this Agreement or the Notes;

(b) Indebtedness existing on the Closing Date and not in excess of $50,000,000 or otherwise described on Schedule 7.04 hereto (the “Existing Indebtedness”), and any Indebtedness extending the maturity of, or refunding or refinancing, in whole or in part, the Existing Indebtedness, provided that the principal amount of such Existing Debt shall not be increased above the principal amount thereof outstanding immediately prior to such extension, refunding or refinancing, and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing;

(c) Indebtedness of a Person that becomes a Subsidiary after the date of this Agreement; provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and such Indebtedness does not continue in connection with any extension, renewal, refinancing or replacement thereof;

(d) Guarantees of any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Subsidiary;

(e) Indebtedness with respect to surety, appeal, indemnity, performance or other similar bonds in the ordinary course of business or with respect to agreements providing for indemnification, adjustment of purchase price, earn-out payments, earnest money or similar obligations;

(f) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(g) additional Indebtedness, provided that the sum of (i) the aggregate amount of the Indebtedness incurred under this Section 7.04(g) and (ii) the aggregate amount of the Indebtedness and other obligations secured by such Liens permitted by Section 7.01(w) shall not at the time of incurrence exceed an amount equal to the greater of (i) $850,000,000 and (ii) 12.5% of Consolidated Net Tangible Assets;

(h) Indebtedness under any Swap Contract that is not entered into for speculative purposes.

7.05 Transactions with Affiliates. The Borrower shall not enter into any transaction, including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate unless such transaction is either (a) otherwise permitted under this Agreement, (b) upon fair and reasonable terms no less favorable to the Borrower or the relevant Affiliate than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate or (c) not material to the Borrower and its Subsidiaries taken as a whole; provided that the foregoing restriction shall not apply to (a) transactions between the Borrower and one or more Subsidiaries or between two or more Subsidiaries, (b) indemnification arrangements and employee agreements, compensation arrangements with (including equity-based compensation and reasonable and customary fees paid to directors), benefit plans for, and reimbursement of expenses of, in each case current and former officers and directors entered into in the ordinary course of business, (c) extraordinary retention, bonus or similar arrangements approved by the Borrower’s board of directors (or a committee thereof), (d) advances to officers, directors and employees of the Borrower and its Subsidiaries in the ordinary course of business for travel, entertainment, relocation, commission and other ordinary business purposes and (e) severance arrangements entered into in the ordinary course of business.

7.06 Financial Covenant. The Borrower shall not permit the Debt to Total Shareholders’ Equity Ratio as of the last day of any fiscal quarter of the Borrower to exceed 0.40:1.00.

ARTICLE VIII.

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any Designated Borrower fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan or any reimbursement obligation in respect of any LC Disbursement, or (ii) within five Business Days after the same becomes due, any interest on any Loan, or any fee due hereunder, or any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.03(a) or 6.05(a) (with respect to the Borrower’s existence or the existence of any Designated Borrower to which Loans or reimbursement obligations in respect of Letters of Credit are outstanding), or Article VII; or

(c) Other Defaults. The Borrower or any Designated Borrower fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the receipt by the Borrower of notice from the Administrative Agent; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Designated Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith (i) if not qualified by materiality, shall be incorrect in any material respect when made or deemed made, or (ii) if qualified by materiality, shall be incorrect when made or deemed made; or

(e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount (“Specified Indebtedness”), after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness or Guarantee, or (B) fails to observe or perform any other agreement or condition relating to any Specified Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, after giving effect to any applicable grace period, if any, specified in the agreement or instrument relating to such Specified Indebtedness, or any other event occurs, the effect of which default or other event is to cause such Specified Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Specified Indebtedness to be made, prior to its stated maturity, or such Specified Indebtedness consisting of a Guarantee to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from

(A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is the sole Affected Party (as so defined) and (i) the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount, and (ii) the Borrower or such Subsidiary shall fail to make payment thereof within the later to occur of five Business Days after the due date thereof and the expiration of any grace periods in such Swap Contract applicable to such payment obligation; or

(f) Inability to Pay Debts; Insolvency Proceedings, Etc. The Borrower or any Significant Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or the Borrower or any of its Significant Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of the Borrower or such Significant Subsidiary and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to the Borrower or such Significant Subsidiary or to all or any material part of its property is instituted without the consent of the Borrower or such Significant Subsidiary and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Judgments. There is entered against the Borrower or any Significant Subsidiary one or more final and non-appealable judgments or orders for the payment of money in an aggregate amount (as to all such judgments or orders) exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and (i) enforcement proceedings are commenced by any creditor upon such judgment or order, or (ii) there is a period of 60 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(h) ERISA. An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, together with all other ERISA Events, if any, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

(i) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect in any material respect; or the Borrower or any other Person contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document (other than satisfaction in full), or purports to revoke, terminate or rescind any Loan Document; or

(j) Change of Control. There occurs any Change of Control; or

(k) Guarantee. During the existence of a Designated Borrower hereunder, the guarantee contained in Article X shall cease, for any reason (other than satisfaction in full of all the Obligations of such Designated Borrower), to be in full force and effect or the Borrower shall so assert.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each Designated Borrower; or

(c) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower or any Designated Borrower under the Bankruptcy Code of the United States, the obligation of each Lender to make Loans shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel permitted hereunder to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel permitted hereunder to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and reimbursement obligations in respect of Letters of Credit (including to cash collateralize outstanding Letters of Credit), ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX.

ADMINISTRATIVE AGENT

9.01 Appointment and Authority. Each of the Lenders and each Issuing Bank hereby irrevocably appoints JPMorgan Chase Bank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions (other than Section 9.06).

9.02 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent: (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing; (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.01 and 8.02) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

9.04 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

9.06 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, each Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (not to be unreasonably withheld) unless an Event of Default shall have occurred and be continuing, to appoint a successor, which shall be a Lender with an office in the United States, or an Affiliate of any such Lender with an office in the United States. Such successor Administrative Agent shall comply with Section 3.01(h). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 45 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and each Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

9.07 Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Swingline Lender, an Issuing Bank or a Lender hereunder. Without limiting the foregoing, none of such Persons shall have or be deemed to have a fiduciary relationship with any Lender. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender.

ARTICLE X.

GUARANTY

10.01 Guarantee. In order to induce the Administrative Agent and the Lenders to execute and deliver this Agreement and to make or maintain the Loans, and in consideration thereof, the Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, to the Administrative Agent, for the ratable benefit of the Lenders, the prompt and complete payment and performance by each Designated Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of such Designated Borrower, and the Borrower further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent or by the Lenders in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in this Article X. The guarantee contained in this Article X, subject to Section 10.05, shall remain in full force and effect until the Obligations of each Designated Borrower are paid in full and the Commitments are terminated, notwithstanding that from time to time prior thereto such Designated Borrower may be free from any Obligations.

The Borrower agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability under this Article X, it will notify the Administrative Agent and such Lender in writing that such payment is made under the guarantee contained in this Article X for such purpose. No payment or payments made by any Designated Borrower or any other Person or received or collected by the Administrative Agent or any Lender from any Designated Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Obligations of such Designated Borrower shall be deemed to modify, reduce, release or otherwise affect the liability of the Borrower under this Article X which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Obligations of such Designated Borrower until, subject to Section 10.05, the Obligations of such Designated Borrower are paid in full and the Commitments are terminated.

10.02 No Subrogation. Notwithstanding any payment made by the Borrower pursuant to this Article X or any set-off or application of funds of the Borrower by the Administrative Agent or any Lender in connection with the guarantee contained in this Article X, the Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Designated Borrower or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations of such Designated Borrower, nor shall the Borrower seek or be entitled to seek any contribution or reimbursement from such Designated Borrower in respect of payments made by the Borrower under this Article X, until all amounts owing to the Administrative Agent and the Lenders on account of the Obligations of such Designated Borrower are paid in full and the Commitments are terminated. If any amount shall be paid to the Borrower on account of such subrogation rights at any time when all of the Obligations of each Designated Borrower shall not have been paid in full, such amount shall be held by the Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of the Borrower, and shall, forthwith upon receipt by the Borrower, be turned over to the Administrative Agent in the exact form received by the Borrower (duly indorsed by the Borrower to the Administrative Agent, if required), to be applied against the Obligations of such Designated Borrower, whether matured or unmatured, in such order as the Administrative Agent may determine. The provisions of this Section 10.02 shall survive the term of the guarantee contained in this Article X and the payment in full of the Obligations and the termination of the Commitments.

10.03 Amendments, etc. with respect to the Obligations of each Designated Borrower. The Borrower shall remain obligated under this Article X notwithstanding that, without any reservation of rights against the Borrower, and without notice to or further assent by the Borrower, any demand for payment of or reduction in the principal amount of any of the Obligations of any Designated Borrower made by the Administrative Agent or any Lender may be rescinded by the Administrative Agent or such Lender, and any of the Obligations of such Designated Borrower continued, and the Obligations of such Designated Borrower, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and this Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations of such Designated Borrower may be sold, exchanged, waived, surrendered or released. Neither the Administrative Agent nor any Lender shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Obligations of each Designated Borrower or for the guarantee contained in this Article X or any property subject thereto.

10.04 Guarantee Absolute and Unconditional. The Borrower waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations of each Designated Borrower and notice of or proof of reliance by the Administrative Agent or any Lender upon the guarantee contained in this Article X or acceptance of the guarantee contained in this Article X; the Obligations of each Designated Borrower, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon the guarantee contained in this Article X; and all dealings between the Borrower or any Designated Borrower, on the one hand, and the Administrative Agent and the Lenders, on the other, shall likewise be conclusively presumed to have been had or consummated in reliance upon the guarantee contained in this Article X. The Borrower waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any Designated Borrower with respect to the Obligations of such Designated Borrower. To the full extent permitted by law, the guarantee contained in this Article X shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to (a) the validity or enforceability of this Agreement, any of the Obligations of any Designated Borrower or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) the legality under applicable Laws of repayment by any Designated Borrower of the Obligations of such Designated Borrower or the adoption of any requirement of law purporting to render any Obligations of such Designated Borrower null and void, (c) any defense, setoff or counterclaim (other than a defense of payment or performance by a Designated Borrower) which may at any time be available to or be asserted by the Borrower against the Administrative Agent or any

Lender, (d) any change in ownership of any Designated Borrower, any merger or consolidation of any Designated Borrower into another Person or any loss of any Designated Borrower’s separate legal identity or existence, or (e) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or any Designated Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Designated Borrower for any Obligations of such Designated Borrower, or of the Borrower under the guarantee contained in this Article X in bankruptcy or in any other instance. When the Administrative Agent or any Lender is pursuing its rights and remedies under this Article X against the Borrower, the Administrative Agent or any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Designated Borrower or any other Person or against any collateral security or guarantee for the Obligations of such Designated Borrower or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any Designated Borrower or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any Designated Borrower or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve the Borrower of any liability under this Article X and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Borrower.

10.05 Reinstatement. The guarantee contained in this Article X shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations of any Designated Borrower is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of such Designated Borrower or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, such Designated Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

10.06 Payments. The Borrower hereby agrees that any payments in respect of the Obligations of any Designated Borrower pursuant to this Article X will be paid to the Administrative Agent without setoff or counterclaim in U.S. Dollars, at the office of the Administrative Agent specified in Section 11.02.

10.07 Independent Obligations. The obligations of the Borrower under the guarantee contained in Article X are independent of the obligations of each Designated Borrower, and a separate action or actions may be brought and prosecuted against the Borrower whether or not such Designated Borrower be joined in any such action or actions. The Borrower waives, to the full extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by a Designated Borrower or other circumstance which operates to toll any statute of limitations as to such Designated Borrower shall operate to toll the statute of limitations as to the Borrower.

ARTICLE XI.

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any Designated Borrower therefrom, shall be effective unless in writing signed by the Required Lenders, the Borrower and each Designated Borrower, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a) waive any condition set forth in Section 4.01(a) or Section 4.03 without the written consent of each Lender;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any Default shall not constitute an extension or increase of any Commitment of any Lender);

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Aggregate Commitments hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Disbursement, or any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or LC Disbursement or any fee payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change Section 2.07 or Section 2.08 in a manner that would alter the fees required thereby without the written consent of each Lender adversely affected;

(f) except as provided herein, change Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender;

(g) change Section 2.13 or Section 2.14 without the consent of the Administrative Agent and the Swingline Lender;

(h) change Section 2.15 without the consent of the Administrative Agent and each Issuing Bank;

(i) change Section 2.16 without the consent of the Administrative Agent, each Issuing Bank and the Swingline Lender;

(j) release the guaranty contained in Article X with respect to any Designated Borrower prior to termination of such Subsidiary’s designation as a Designated Borrower in accordance with Section 11.18; or

(k) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders (or, subject to the last sentence of this Section 11.01, the Lenders of any Class) required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender;

and, provided, further, that no such amendment, waiver or consent shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender under this Agreement without the prior written consent of the Administrative Agent, each Issuing Bank or the Swingline Lender, as the case may be, in addition to the Lenders required above. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, the Swingline Lender, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

Notwithstanding anything to the contrary herein, (i) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower, each Designated Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.01 if such Class of Lenders were the only Class of Lenders hereunder at such time, and (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent under this Agreement, except that (x) the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) the principal amount of, or interest or (except as provided herein) fees payable on, Loans or LC Disbursements may not be reduced or excused or the scheduled date of payment may not be postponed as to such Defaulting Lender without such Defaulting Lender’s consent.

11.02 Notices; Effectiveness; Electronic Communication.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows: (i) if to the Borrower, any Designated Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02 or in the Joinder Agreement applicable thereto; provided that the Borrower and each Designated Borrower shall be notified by electronic mail of any notice sent by telecopier; and (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in Section 11.02(b), shall be effective as provided in such Section 11.02(b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Borrower or any Designated Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (or in the case of any Designated Borrower, the Borrower), provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON- INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Designated Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses result from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Designated Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address; Etc. Each of the Borrower, each Designated Borrower, the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, provided that such indemnity shall not be available as to any Indemnitee (as defined in Section 11.04(b)) to the extent that such losses, costs, expenses and liabilities result from the gross negligence or willful misconduct of such Indemnitee. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

(f) Deemed Notices to Designated Borrowers. Any notice given under this Section 11.02 to the Borrower shall also be deemed notice to any Designated Borrower, and the Borrower shall be entitled to give any notice on behalf of any Designated Borrower.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender, the Swingline Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Syndication Agents (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent and the Syndication Agents), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank, any Arranger, any Syndication Agent, any Documentation Agent, the Swingline Lender or any Lender (including the reasonable and documented fees, charges and disbursements of one counsel for the Administrative Agent, each Issuing Bank, the Swingline Lender, the Arrangers, the Syndication Agents and the Documentation Agents and one local counsel in each jurisdiction of organization of any Designated Borrower but only so long as such jurisdiction is different from the jurisdiction of organization of the Borrower or any other Designated Borrower (such jurisdiction, the “Applicable Jurisdiction”) (and, in the case of an actual or perceived conflict of interest, of one special conflicts counsel to all affected Persons taken as a whole)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 11.04, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Issuing Bank, the Swingline Lender, the Arrangers, the Syndication Agents, the Documentation Agents and each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one counsel for the Indemnitees and one local counsel for the Indemnitees in each Applicable Jurisdiction (and, in the case of an actual or perceived conflict of interest, of one special conflicts counsel to all affected Persons taken as a whole)) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) and (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, its equity holders, affiliates or creditors, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, apply to (i) any losses, claims, damages, liabilities or related expenses to the extent they (x) result from the gross negligence, willful misconduct or bad faith of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment or (y) result from a claim brought by the Borrower against an Indemnitee for a material breach of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower has obtained a final non-appealable judgment in its favor as to such claim as determined by a court of competent jurisdiction, (ii) any settlement entered into by such Indemnitee without the written consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) and (iii) any disputes solely among Indemnitees and not arising out of or in connection with any act or omission of the Borrower (other than any claims against an Indemnitee in its capacity or in fulfilling its role as the Administrative Agent, an Arranger, an Issuing Bank or Swing Line Lender hereunder). This Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, penalties, liabilities and related expenses arising from any non-Tax matter.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), each Issuing Bank, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), each Issuing Bank, the Swingline Lender or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), each Issuing Bank, or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.10(e).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, each party hereto shall not assert, and hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction in a final non-appealable judgment.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that neither the Borrower nor any Designated Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, each Issuing Bank, the Swingline Lender and each Lender (and any attempted assignment or transfer by the Borrower or any Designated Borrower without such consent shall be null and void) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section 11.06 (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, the Arrangers, the Syndication Agents, the Documentation Agents, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts. (A) In the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans within any Class at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1,000,000 for Term Loans and $5,000,000 for Revolving Loans, unless each of the Administrative Agent and, so long as no Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single assignee (or to an assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met; provided, further, that in the case of an assignment described in subsection (b)(i)(B) of this Section to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned.

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition: (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default under Section 8.01(a) or 8.01(f) has occurred and is continuing at the time of such assignment, (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (3) the Borrower has not responded to a request for consent within 10 Business Days after having received notice thereof, in which case the Borrower’s consent shall be deemed to have been given; (B) the consent of the Administrative Agent, unless a Term Loan is being assigned to a Lender, an Affiliate of a Lender or an Approved Fund; and (C) the consent of each Issuing Bank and the Swingline Lender (such consent not to be unreasonably withheld or delayed), unless a Term Loan is being assigned, shall be required.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) No Assignment to Disqualified Lenders. No such assignment shall be made to a Disqualified Lender (provided that for the purposes of this provision, Disqualified Lenders shall only be deemed to be Disqualified Lenders if a list of Disqualified Lenders has been made available to the Administrative Agent (who shall provide such names to any requesting Lender) by the Borrower; provided, further, that the Administrative Agent shall have no liability in respect of any mistaken assignment to a Disqualified Lender unless (x) the Borrower has not consented to (or been deemed to have consented to) such assignment and (y) the Administrative Agent shall have acted with gross negligence or willful misconduct as determined in a final and nonappealable decision of a court of competent jurisdiction) and shall represent that it is not a Disqualified Lender or an Affiliate of a Disqualified Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 3.01, with respect to payments by or on account of any obligation of the Borrower or any Designated Borrower hereunder or under any other Loan Document, and the benefits of Sections 3.04, 3.05, and 11.04 with respect to facts and circumstances, in each case, occurring prior to the effective date of such assignment.

Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(d).

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, each Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries or any Disqualified Lender; provided that for the purposes of this provision, Disqualified Lenders shall only be deemed to be Disqualified Lenders if a list of Disqualified Lenders has been made available to the Administrative Agent (who shall provide such names to any requesting Lender) by the Borrower) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall continue to deal solely and directly, with such Lender in connection with such Lender’s rights and obligations under this Agreement. Notwithstanding the foregoing, so long as no Event of Default pursuant to Section 8.01(a) or Section 8.01(f) has occurred and is continuing, no participations will be permitted to be made without the consent of the Borrower, which consent shall not be unreasonably withheld or delayed, other than to other Lenders, Affiliates of Lenders, Approved Funds, or other commercial banks or regulated financial institutions which are rated by (or whose direct or indirect parent are rated by) S&P or Moody’s. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 11.01 that affects such Participant. Subject to Section 11.06(e), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Commitments, Loans, Letters of Credit or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower and any Designated Borrower, to comply with Section 3.01(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, each Issuing Bank, the Swingline Lender and each of the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it or any of its Affiliates (including any self-regulatory authority, such as the National Association of Insurance Commissioners) (in which case, the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender shall, except with respect to any audit or examination conducted by bank accountants or any Governmental Authority or regulatory or self-regulatory authority exercising examination or regulatory authority, promptly notify the Borrower in writing, in advance, and give the Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent permitted by law and regulation), (c) in any legal, judicial, administrative proceeding or in accordance with a judicial or other governmental order, subpoena, interrogatory, discovery request, investigative demand or other legal process or as required by applicable law or regulations (in which case, the Administrative Agent, such Issuing Bank, the Swingline Lender or such Lender shall promptly notify the Borrower in writing, in advance, and give the Borrower the opportunity to seek confidential treatment of the information prior to such disclosure, to the extent permitted by law and regulation), (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, or any Subsidiary and its obligations, or any credit insurance provider relating to the Borrower and its Obligations, (g) with the consent of the Borrower, (h) to rating agencies or, on a confidential basis, to the

CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, the Swingline Lender any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or should, because of its nature, reasonably be understood to be confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender to or for the credit or the account of the Borrower or any Designated Borrower against any and all of the obligations of the Borrower or any Designated Borrower now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or any Designated Borrower may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the Borrower and, if applicable, such Designated Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. Notwithstanding the foregoing, if any Defaulting Lender shall exercise any such right of setoff, (i) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Lenders and (ii) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the obligations owing to such Defaulting Lender as to which it exercised such right of set off.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower or any Designated Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival. All covenants, agreements, representations and warranties made by the Borrower and each Designated Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount or Obligation payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay (or will be required to pay) any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 or if any Lender determines pursuant to Section 3.02 that it is not permitted to make Eurocurrency Rate Loans, or if any Lender is a Defaulting Lender, or if any Lender declines to approve any waiver, amendment or modification of this Agreement or any Loan Document that requires approval of all Lenders or all affected Lenders pursuant to Section 11.01 and has been approved by the Required Lenders or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that: (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b); (b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts); (c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and (d) such assignment does not conflict with applicable Laws. A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(b) SUBMISSION TO JURISDICTION. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(c) WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING

OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that (except, with respect to clauses (ii) and (iii) below, as expressly set forth in any other engagement agreement between the Borrower and/or any of its Affiliates, on the one hand, and the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender or any Arranger, on the other hand): (i) the credit facilities provided for herein and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lenders and the Arrangers, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arrangers have assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders or the Arrangers have advised or are currently advising the Borrower or any of its Affiliates on other matters) and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Syndication Agent, any Documentation Agent, any Lender nor any other Arranger has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Syndication Agents, the Documentation Agents, the Lenders and the other Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Designated Borrower, which information includes the name and address of the Borrower and each Designated Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower and each Designated Borrower in accordance with the Patriot Act.

11.18 Termination of Joinder Agreements. Following written notice from the Borrower to the Administrative Agent that it wishes to terminate any Subsidiary’s designation as a Designated Borrower and upon payment in full of all Obligations of such Designated Borrower, any Joinder Agreement entered by such Designated Borrower with respect to this Agreement shall be deemed to have been terminated, and all guaranty obligations of the Borrower under Article X in respect of such Designated Borrower shall be terminated as of the date of the termination of such Joinder Agreement but subject to the second paragraph of Section 10.01.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

By:	/s/ David Nelson
Name:	David Nelson
Title:	Vice President, Investor Relations & Treasurer

Cognizant Credit Agreement Signature Page

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Issuing Bank, Swingline Lender and Lender

By:	/s/ Daglas Panchal
Name:	Daglas Panchal
Title:	Vice President

Cognizant Credit Agreement Signature Page

CREDIT SUISSE AG, Cayman Islands Branch as Issuing Bank and Lender

By:	/s/ Judith Smith
Name:	Judith Smith
Title:	Authorized Signatory

By:	/s/ D. Andrew Maletta
Name:	D. Andrew Maletta
Title:	Authorized Signatory

Cognizant Credit Agreement Signature Page

BARCLAYS BANK PLC, as Issuing Bank and Lender

By:	/s/ Ritam Bhalla
Name:	Ritam Balla
Title:	Director

Cognizant Credit Agreement Signature Page

LLOYDS BANK, as a Lender

By:	/s/ Joel Slomko
Name:	Joel Slomko
Title:	Assistance Vice President – S088

By:	/s/ Veronica Cranny
Name:	Veronica Cranny
Title:	Senior Vice President – C010

Cognizant Credit Agreement Signature Page

Citibank, N.A., as a Lender

By:	/s/ James M. Walsh
Name:	James M. Walsh
Title:	Vice President and Managing Director

Cognizant Credit Agreement Signature Page

TD Bank, N.A., as a Lender

By:	/s/ Craig Welch
Name:	Craig Welch
Title:	Senior Vice President

Cognizant Credit Agreement Signature Page

BNP Paribas, as a Lender

By:	/s/ Nicolas Rabier
Name:	Nicolas Rabier
Title:	Managing Director

BNP Paribas, as a Lender

By:	/s/ Ade Adedeji
Name:	Ade Adedeji
Title:	Vice President

Cognizant Credit Agreement Signature Page

Bank of the West, as a Lender

By:	/s/ Cecile Segovia
Name:	Cecile Segovia
Title:	Director, Sr. Relationship Manager

Cognizant Credit Agreement Signature Page

Standard Chartered Bank, as a Lender

By:	/s/ Steven Aloupis A2388
Name:	Steven Aloupis A2388
Title:	Managing Director, Capital Markets

By:	/s/ Hsing H. Huang
Name:	Hsing H. Huang
Title:	Associate Director, Standard Chartered Bank NY

Cognizant Credit Agreement Signature Page

ROYAL BANK OF CANADA, as Issuing Bank and Lender

By:	/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

Cognizant Credit Agreement Signature Page

Bank of America, N.A., as a Lender

By:	/s/ Laura H. McAulay
Name:	Laura H. McAulay
Title:	Senior Vice President

Cognizant Credit Agreement Signature Page

DBS Bank Ltd., Los Angeles Agency, as a Lender

By:	/s/ Thomas McCabe
Name:	Thomas McCabe
Title:	Country Head/Managing Director

Cognizant Credit Agreement Signature Page

Wells Fargo Bank, N.A., as a Lender

By:	/s/ Beth Rue
Name:	Beth Rue
Title:	Director

Cognizant Credit Agreement Signature Page

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Matt Schullin
Name:	Matt Schullin
Title:	Vice President

Cognizant Credit Agreement Signature Page

SUNTRUST BANK, as a Lender

By:	/s/ John Cappellari
Name:	John Cappellari
Title:	Director

Cognizant Credit Agreement Signature Page

Branch Banking and Trust Company, as a Lender

By:	/s/ John Macken
Name:	John Macken
Title:	Senior Vice President

Cognizant Credit Agreement Signature Page

Societe Generale, as a Lender

By:	/s/ Richard Bernal
Name:	Richard Bernal
Title:	Managing Director

Cognizant Credit Agreement Signature Page

Sumitomo Mitsui Banking Corporation, as a Lender

By:	/s/ David W. Kee
Name:	David W. Kee
Title:	Managing Director

Cognizant Credit Agreement Signature Page

THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Thomas J. Tarasovich, Jr.
Name: Thomas J. Tarasovich, Jr.
Title: Vice President

Cognizant Credit Agreement Signature Page

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as a Lender

By:	/s/ Lillian Kim
Name: Lillian Kim
Title: Director

Cognizant Credit Agreement Signature Page

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ David A. Wild
Name: David A. Wild
Title: Senior Vice President

Cognizant Credit Agreement Signature Page

Credit Agricole Corporate and Investment Bank, as a Lender

By:	/s/ Juliette Cohen
Name: Juliette Cohen
Title: Managing Director

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

Cognizant Credit Agreement Signature Page

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Daniel J. Boote
Name: Daniel J. Boote
Title: Senior Vice President

Cognizant Credit Agreement Signature Page

HSBC Bank USA, N.A., as a Lender

By:	/s/ Robert Moravec
Name: Robert Moravec
Title: Global Relations Manager

Cognizant Credit Agreement Signature Page